Exhibit 10.2

TERM LOAN AGREEMENT

between

THE BORROWERS LISTED ON SCHEDULE I ATTACHED HERETO,

individually and collectively,

as Borrower

and

GUGGENHEIM REAL ESTATE, LLC,

a Delaware limited liability company, as Lender

October 28, 2022

i

EXHIBITS AND SCHEDULES

EXHIBIT A	—	Legal Description of Project

EXHIBIT B	—	Reserved

EXHIBITS C-1, C-2, C-3, C-4	—	U.S. Tax Compliance Certificates

SCHEDULE I	—	Borrowers

SCHEDULE II	—	Allocated Loan Amounts

SCHEDULE 2.2(a)	—	Contract Rate

SCHEDULE 2.3(b)	—	Amortization Schedule

SCHEDULE 2.3(d)	—	Yield Maintenance Amount

SCHEDULE 2.5	—	Withholding Taxes; Changes in Legal Requirements; Market Disruption; EEA Financial Institution

SCHEDULE 2.6(a)	—	Replacement Reserve

SCHEDULE 2.6(b)	—	Leasing Reserve

SCHEDULE 2.6(c)	—	Required Repairs

SCHEDULE 5.1(a)	—	Leasing Matters

SCHEDULE 5.1(b)	—	Rent Roll

SCHEDULE 6.1(a)	—	States of Organization and Borrower’s Taxpayer I.D.

Number and Organization I.D. Number

SCHEDULE 6.1(b)	—	Borrower’s Organizational Chart

SCHEDULE 6.3	—	Liabilities; Litigation

SCHEDULE 6.8	—	ERISA

v

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) is entered into as of October 28, 2022 between THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO (collectively, the “Borrower”), and GUGGENHEIM REAL ESTATE, LLC, a Delaware limited liability company (“Lender”). The following recitals form the basis and are a material part of this Agreement:

A. Borrower desires to obtain the Loan from Lender.

B. Lender is willing to make the Loan to Borrower subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

“A/B Notes” has the meaning assigned in Section 8.15(b).

“Above the Fund Transfer” shall mean any Transfer or Permitted Transfer of any direct or indirect legal or beneficial interest in Wheeler Real Estate Investment Trust, Inc., a Maryland corporation.

“Act” has the meaning assigned in Section 8.14(a).

“Accounts” means the Collections Account, the Cash Management Account (if any), and each other deposit account now or hereafter pledged by Borrower to Lender as security for the Obligations or any portion thereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” means this Term Loan Agreement, as originally executed by Borrower, and Lender, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.

“Allocated Loan Amount” shall, for each Project, have the meaning set forth on Schedule II attached hereto.

“Alterations Threshold” has the meaning assigned in Section 8.4(b).

“Amortization Payment” has the meaning assigned in Section 2.3(b).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010, and all other applicable anti-bribery or corruption laws.

“Anti-Money Laundering Laws” means the USA Patriot Act, the U.S. Bank Secrecy Act and locally applicable anti-money laundering or terrorism laws.

“Application” means that certain Loan Application, dated as of March 25, 2022, accepted on behalf of Borrower with respect to the Project.

“Appraisal” means an as-is appraisal of the Project prepared by an Appraiser, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and otherwise in form and substance satisfactory to Lender.

“Appraiser” shall mean Cushman or any other “state certified general appraiser” as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the State, and which appraiser shall have been selected by Lender.

“Assignment of Management Agreement” means, for each Borrower and its Project, the Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof, as originally executed by the applicable Borrower and Property Manager, to and in favor of Lender, as each the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time, together with all consents from other parties as contemplated therein.

“Assignment of Rents and Leases” means, for each Borrower and its Project, the Assignment of Rents and Leases dated as of the date hereof, as originally executed by the applicable Borrower in favor of Lender, and pertaining to a Project, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Party” has the meaning assigned in Section 9.7.

“Below the Fund Transfer” means, to the extent not covered as an Above the Fund Transfer, any Transfer or Permitted Transfer of the direct partnership, membership or other ownership interests or beneficial ownership interests in Borrower or Guarantor. For the avoidance of doubt, this Agreement shall not restrict the creation or transfers of de minimus, non-controlling interests of certain preferred shareholders, membership units or partnership interests in the ownership structure of Borrower or Guarantor solely for real estate investment trust compliance purposes, and such transfers shall be deemed to be Permitted Transfers.

“Borrower” has the meaning assigned in the Preamble.

“Borrower Party” means, individually and collectively, each Borrower and Guarantor.

“Business Day” means a day (other than a Saturday or Sunday) on which (a) commercial national banks are not authorized or required to close in (i) New York City, or (ii) the place of business of each of (A) Lender and (B) any Servicer, and (b) the New York Stock Exchange and the Federal Reserve Bank of New York are each open for business.

“Capital Expenditures Budget” has the meaning assigned in Schedule 2.6(a).

“Cash Management Account” has the meaning assigned in Section 2.9(a).

“Cash Management Agreement” means any cash management agreement executed by Borrower, Lender, Cash Management Bank and Property Manager in accordance with Section 2.9(c), as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.

“Cash Management Bank” means a depositary bank designated by Lender to serve as the cash management bank under the Cash Management Agreement pursuant to Section 2.4(b).

“Cash Sweep Cure Event” has the meaning assigned in Section 2.9(b).

“Cash Sweep Period” means a period of time beginning on the date of a Cash Sweep Trigger and continuing until the date of a Cash Sweep Cure Event.

“Cash Sweep Pro Forma Net Cash Flow” means the amount by which Cash Sweep Pro Forma Operating Revenues exceed (a) Underwritten Expenses, plus (b) all Underwritten Reserves. Lender’s calculation of Cash Sweep Pro Forma Net Cash Flow shall be calculated in good faith and shall be final absent manifest error.

“Cash Sweep Pro Forma Operating Revenues” means, for any period as reasonably estimated by Lender, the Operating Revenues received for the Project during the trailing twelve (12) month period.

“Cash Sweep Trigger” has the meaning assigned in Section 2.9(a).

“CFIUS” means the Committee on Foreign Investment in the United States or any successor agency.

“CFIUS Approval” means (a) written confirmation provided by CFIUS that the Loan is not a Covered Transaction under the DPA, (b) written confirmation provided by CFIUS that it has completed its review or, if applicable, investigation of the Loan pursuant to a declaration or notice filed under the DPA and determined that there are no unresolved national security concerns with respect to the Loan, or (c) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States under the DPA, and the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the Loan.

“CFIUS Review” has the meaning assigned in Section 8.13.

“Change” has the meaning assigned in Schedule 2.5(f).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the regulations promulgated thereunder from time to time.

“Collateral Assignment” means, for each Borrower and its Project, that certain Collateral Assignment dated as of the date hereof, as originally executed by such Borrower in favor of Lender, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Collections Account” has the meaning assigned in Section 2.4(b).

“Collections Account DACA” means, collectively, those certain Blocked Account Agreements dated as of the date hereof, as originally executed by each entity comprising Borrower, Lender and Depositary Bank, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.

“Commitment” the amount set forth on Lender’s signature page hereof or in any subsequent amendment hereof or in any assignment and assumption agreement related hereto.

“Condominium” means the condominium regime to be imposed on and with respect to the Project subject to and in accordance with the Condominium Act and the Condominium Documents.

“Condominium Act” means the Pennsylvania Uniform Condominium Act and all amendments, modifications and/or replacements thereof and/or supplements thereto, and rules and regulations with respect thereto, now or hereafter enacted.

“Condominium Declaration” means the Declaration of Condominium for Trexler Mall, A Land Condominium, recorded on September 1, 2021 as instrument number 2021037658 with the Recorder of Deeds Office of Lehigh County, Pennsylvania.

“Condominium Documents” means all documents required by the Condominium Act with respect to the imposition of a condominium regime upon the Project, and the regulation, management or administration of the condominium regime after such imposition, including (without limitation) a declaration of condominium, offering plan, articles of incorporation, if applicable, by-laws and rules and regulations of a condominium association, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Condominium Unit” means each Unit (as defined in the Condominium Declaration) together with its appurtenant Common Elements and Limited Common Elements (each as defined in the Condominium Declaration) in a condominium regime with respect to the portion of the Project validly formed pursuant to the Condominium Act and in accordance with the terms hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract Rate” has the meaning assigned in Schedule 2.2(a).

“control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of an entity through the ownership of voting securities or equity interests, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party or any of their respective Subsidiaries or Affiliates (as applicable), are treated as a single employer under Section 414(b) or (c) of the Code, and any organization which is required to be treated as a single employer with any Loan Party under Sections 414(m) or 414(o) of the Code.

“Covered Transaction” has the meaning assigned in the DPA.

“Creditors’ Rights Law” shall mean with respect to any Person any existing or future law of any state or Federal jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, scheduled principal, and other payments due on account of the Loan and on any other outstanding Debt of Borrower (whether permitted or not permitted by Lender) for the period of time for which calculated, but excluding payments of Excess Cash Flow applied to reduction of principal.

“Debt Yield” means the ratio of (a) Net Operating Income for the immediately preceding twelve (12) month period to (b) the Principal Balance.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable Legal Requirements, and (b) five percent (5%) per annum in excess of the Contract Rate.

“Depositary Bank” means Manufacturers and Traders Trust Company, a New York State-chartered bank, and its successors and assigns.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, modified, replaced and/or supplemented from time to time, and any orders, rules, regulations, rulings, authorizations, determinations, guidelines, directives and/or any other requirements and/or provisions issued under such Act, existing now or in the future.

“DPA” means the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, all laws and regulations related thereto, and all mandates, requirements, powers and similar requirements imposed or exercised thereunder.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA or other plan established or maintained, or to which contributions have been made, by any Loan Party.

“Environmental Laws” means any Legal Requirement governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such Legal Requirements governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified, replaced and/or supplemented from time to time, and any current or future regulations thereunder.

“Eurodollar Rate” has the meaning assigned in Schedule 2.2(a).

“Event of Default” has the meaning assigned in Article 9.

“Excess Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service, and (c) Underwritten Reserves.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of Lender, any U.S. federal Withholding Tax that is imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan or the Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or the Commitment (other than pursuant to an assignment request by Borrower under paragraph (h)(i) of Schedule 2.5) or (ii) Lender changes its lending office), except in each case to the extent that, pursuant to paragraph (c) of Schedule 2.5, amounts with respect to such Taxes were payable either to Lender’s assignor, immediately before Lender became a party hereto or to Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with paragraph (a) of Schedule 2.5; and (d) any U.S. federal Withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, modified, replaced and/or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor agency.

“Financial Covenants” has the meaning assigned in Section 8.17.

“Fixed Rate” has the meaning assigned in Schedule 2.2(a).

“GAAP” means the generally accepted accounting principles, consistently applied, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles apply to partnerships, corporations or limited liability companies, as applicable.

“Golden Triangle Environmental Covenants” means (a) that certain Final Report and approval letter dated October 1, 1999 from the Pennsylvania Department of Environmental Protection, and (b) that certain Final Report and approval letter dated August 6, 1998 from the Pennsylvania Department of Environmental Protection, each applicable to the Golden Triangle portion of the Project and attached as Exhibit A-1 to the Indemnity Agreement.

“Governmental Authority(ies)” means any court, legislature, council, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, or any governmental, public or quasi-public authority, of any foreign, domestic, federal, state, county, city, borough, municipal government or other political subdivision of any of the foregoing, or any official thereof, whether now or hereafter in existence.

“Guarantor” means Wheeler REIT, L.P., a Virginia limited partnership.

“Hazardous Material(s)” means (i) any and all substances, materials, wastes or mixtures which are or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic or otherwise regulated, affected, controlled or which may give rise to liability or a standard of conduct under any Environmental Laws, including any substance identified under any Environmental Law based upon their harmful or deleterious properties as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material or toxic substance, or petroleum or petroleum-derived substance or waste; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls (PCBs) and compounds containing them; (iv) radon gas; (v) laboratory wastes; (vi) experimental products, including genetically engineered microbes and other recombinant DNA products; (vii) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum or chemical products, whether liquid, solid or gaseous form, or synthetic gas useable as fuel; (viii) “source,” “special nuclear” and “by-product” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq., as amended from time to time; (ix) explosives, radioactive or flammable materials; (x) underground or above-ground storage tanks, whether empty or containing any substance; (xi) indoor air contaminants, mold, fungi, toxins, irritants and other allergens and microbial matter; and (xii) lead and lead-based paint.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnity Agreement” means each Hazardous Materials Indemnity Agreement now or hereafter executed by Guarantor and Borrower, collectively and jointly and severally, as indemnitors, to and in favor of Lender, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agent, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally recognized company reasonably approved by Lender, that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:

(a) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b) a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls or is under common control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 8.14.

“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meeting the definition of Independent Director in this Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Lease(s)” means a fully executed lease(s), occupancy agreement(s), license agreement(s) or other rental or occupancy arrangement(s) by or binding upon Borrower, as lessor, for space in the Project.

“Leasing Reserve” has the meaning assigned in Schedule 2.6(b).

“Legal Requirement(s)” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements and/or provisions (including building codes and zoning regulations and ordinances) of all Governmental Authorities, whether now or hereafter in force, which may be or become applicable to Borrower or any Borrower Party, the relationship of lender and borrower, Lender, the Project, any of the Loan Documents, or any part of any of them (whether or not the same may be valid) and all requirements, obligations and conditions of all instruments of record on the date hereof.

“Lender” has the meaning assigned in the Preamble, and its successors and assigns.

“Lender Exposure” means any one or more of the following: (i) the Loan is in violation of Legal Requirements, or (ii) the Project or any other collateral for the Loan or any portion thereof (including the Rents (as defined in the Mortgage) or other income to be derived therefrom) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority, or (iii) the Loan or any payments made or to be made in respect thereof (including principal and interest) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority or (iv) Lender or any of its collateral for the Loan or the Lien priority thereof or Lender’s rights or remedies in respect of the Loan or the collateral therefor is otherwise impaired or adversely affected, or (v) Lender, its affiliates and its or their respective directors, officers, employees, attorneys, agents, advisors, participants, successors and assigns is subject to criminal or civil liability or penalty.

“Lending Installation” means any office, branch, subsidiary or Affiliate of Lender.

“Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

“Loan” means the loan to be made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.

“Loan Amount” has the meaning assigned in Section 2.1.

“Loan Documents” has the meaning assigned in Section 2.4(a), as any or all of the same may be supplemented, amended, restated and/or replaced from time to time.

“Loan Party” means each Borrower and Guarantor.

“Loan Year” means the period between the date hereof and October 27, 2023 for the first Loan Year and the period between each succeeding October 28th and October 27th until the Maturity Date.

“Lockout Account” has the meaning assigned in Section 2.9(a).

“Major Lease” means each of (a) a ground Lease, sandwich Lease or master Lease, (b) intentionally omitted, or (c) a Lease, when combined with all other space in the Project leased to the same tenant or an Affiliate thereof, demises space in excess of 15,000 square feet.

“Management Agreement” shall mean those certain WHLR Management Agreements and Asset Management Agreement between Borrower and Property Manager as described in the Assignment of Management Agreement.

“Material Action” shall mean, as to any Person, an action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect upon or a material adverse change in (i) the business affairs, operations or the financial condition of Borrower or Guarantor or (ii) the ability of Borrower or Guarantor to perform its or his or her material contractual obligations under any Loan Document to which it or he or she is a party, or (iii) the validity or priority of the Lien of the Mortgage or the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights, remedies or options of Lender hereunder or thereunder or (iv) the Project or the other collateral for the Loan or a material portion or component thereof (including the value or marketability thereof).

“Major Potential Default” means a monetary Potential Default or a material non-monetary Potential Default.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Member” has the meaning assigned in Section 8.14(a).

“Moody’s” means Moody’s Investors Services, Inc., and its successors in interest.

“Mortgage” means, for any Project, the mortgage, deed of trust or deed to secure debt, as applicable, and security agreement and fixture filing, dated as of the date hereof, as originally executed by the applicable Borrower in favor of, or for the benefit of, Lender, covering and creating a first lien on such Project, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Multiemployer Plan” means an Employee Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Loan Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions and which otherwise is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses.

“Note(s)” means the Promissory Note dated as of the date hereof from Borrower payable to Lender evidencing the Loan, as originally executed, and any substitute promissory note(s) executed by Borrower pursuant to Section 8.15, all as the same may be issued, supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.

“Notice Date” has the meaning assigned in Section 2.11(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts (whether such amounts are liquidated or determinable) owing by Borrower to Lender, and all present or future covenants and duties of Borrower regarding such amounts, of any kind or nature, whether evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all interest, charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents.

“OECD” means the Organization for Economic Cooperation and Development or any successor organization.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” has the meaning assigned in Section 2.9(a).

“Operating Expenses” means, for any period, all reasonable and necessary recurring expenses of operating a Project in the ordinary course of business and which are directly associated with and fairly allocable to such Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, maintenance costs, management fees and costs, accounting, legal, and other professional fees, and other expenses incurred by Lender and reimbursed by Borrower under this Agreement and the other Loan Documents, and wages, salaries, and personnel expenses, but excluding Debt Service, extraordinary one-time expenses, capital expenditures, deposits to Reserve Funds, any payment or expense that is non-recurring or for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party (including without limitation, any Tenant), and any non-cash charges such as depreciation and amortization. Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of such Project.

“Operating Revenues” means, for any period, all revenues of Borrower from operation of a Project or otherwise arising in respect of such Project after the date hereof which are properly allocable to such Project for the applicable period, including receipts from Leases and parking agreements, license and concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, any sum received or receivable from any deposit held as security for performance of a Tenant’s obligation, any other moneys paid or payable in respect of any display or advertising at such Project including any fixture or fitting at such Project for display or advertisement, but excluding Tenant security or other deposits until they are forfeited by the depositor, advance rentals until they are earned, disbursements from Reserve Funds, extraordinary or non-recurring income (including without limitation, lease termination payments), and proceeds from a sale or other disposition.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or the Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, filing, recordation or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to paragraph (h) of Schedule 2.5.

“Partial Release Date” has the meaning assigned in Section 2.12.

“Partial Release Price” means (i) for any individual Partial Project Release Parcel the subject of a Partial Project Release, one hundred ten percent (110%) of the allocated loan amount for such Partial Project Release Parcel, as determined by Lender upon receipt of an Appraisal pursuant to Section 2.12, or (ii) for multiple Partial Project Release Parcels the subject of simultaneous Partial Project Release, one hundred ten percent (110%) of the aggregate the allocated loan amount for all such Partial Project Release Parcel, as determined by Lender upon receipt of an Appraisal pursuant to Section 2.12.

“Partial Project Release” has the meaning assigned in Section 2.12.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder, as each of the same may be amended, modified, replaced and/or supplemented from time to time.

“Payment Date” has the meaning assigned in Section 2.3(a).

“Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and as to which any Loan Party or any member of the Controlled Group may have any liability.

“Permitted Transfer” means

(a) leasing of space within the Project, so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity;

(b) a Transfer by devise or descent or by operation of law upon the death of an individual having a legal or beneficial ownership or economic interest in Borrower;

(c) any Below the Fund Transfer, in one or a series of transactions, of the direct membership interests in Borrower or Guarantor, so long as, at all times during the term of the Loan, both of the following shall be satisfied: (i) Guarantor or its successor by merger or consolidation or a sale of all or substantially all of its assets owns, directly or indirectly, at least fifty-one percent (51%) of the voting and beneficial ownership interests in Borrower, and (ii) Guarantor or its successor by merger or consolidation or a sale of all or substantially all of its assets shall maintain the day to day control and management of Borrower, or

(d) Above the Fund Transfers, provided that after giving effect to any such Above the Fund Transfer the following listed entities (either individually or in combination with one another) shall own and retain at least fifty-one (51%) percent of the direct or indirect controlling ownership interests of Wheeler REIT, L.P., a Virginia limited partnership: (1) Wheeler Real Estate Investment Trust, Inc.

(e) Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the membership interests in a Borrower; provided, however, no such Transfer shall result in the change of control in Borrower, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Pledge of Accounts” means that certain Pledge of Accounts dated as of the date hereof, as originally executed by Borrower in favor of Lender, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“PML” has the meaning assigned in Section 3.1(a)(vi).

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would reasonably be expected to constitute an Event of Default, as determined in good faith.

“Prepayment Date” has the meaning assigned in Schedule 2.3(d).

“Prepayment Fee” has the meaning assigned in Section 2.3(d).

“Prime Rate” has the meaning assigned in Schedule 2.2(a).

“Principal Balance” means the outstanding principal balance of the Note from time to time.

“Prohibited Person” means any Person: (a) listed in the Annex to, or that fails to comply with the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or that otherwise fails to comply with the provisions of, the Executive Order; (c) with whom Lender is prohibited from dealing; (d) that is otherwise engaging in any transaction in violation of any terrorism or money laundering Legal Requirements, including, without limitation, the Executive Order and the Patriot Act; (e) that commits, threatens or conspires to commit, or supports, “terrorism,” as such term is defined in the Executive Order or the Patriot Act; (f) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list; or

(g) that is an Affiliate of a Person listed above.

“Project Release” has the meaning assigned in Section 2.11.

“Project” means, individually and collectively, as the context may require, each of the real properties described in Exhibit A, and all improvements now or hereafter located thereon, including without limitation, the retail buildings located on each property, and all related facilities, amenities, fixtures, and personal property owned by the applicable Borrower.

“Projects” means, collectively, each and every Project that secures the Loan at the time in question.

“Property Manager” means Wheeler Real Estate LLC, a Virginia limited liability company and Wheeler Interests, Inc., a Virginia corporation, each as a subsidiary of Wheeler Real Estate Investment Trust.

“Public Official” means any officer or employee of a government or any government department or agency; any person in an official capacity for or on behalf of a government or any government department or agency; any officer or employee of a government investment vehicle owned or funded by a government, including but not limited to currency reserve funds, government-employee pension funds, and sovereign wealth funds; any officer or employee of a company or business that is 25% or more owned or controlled by a government agency (even is such agency is not considered a public official under local law); any officer or employee of a public international organization, such as the World Bank or the United Nations; any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; any candidate for political office.

“Recipient” means Lender and its successors and/or assigns in interest under the Loan Documents.

“Recourse Indemnity” means each Limited Recourse Indemnity Agreement now or hereafter executed by Guarantor to and in favor of Lender, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.

“Redirection Notice” means a written notice from Lender to Depositary Bank whereby Lender is able to take control of the Collections Account and Borrower shall not have a right of withdrawal from the Collections Account.

“Regulation D” has the meaning assigned in the definition of Reserve Requirement.

“Reimbursement Contribution” is defined in Section 14.1(c).

“Release Date” has the meaning assigned in Section 2.11.

“Release Price” means (i) for any individual Project the subject of a Project Release, one hundred ten percent (110%) of the Allocated Loan Amount as set forth in Schedule II for such Project, or (ii) for multiple Projects the subject of simultaneous Project Release, one hundred ten percent (110%) of the aggregate Allocated Loan Amount as set forth in Schedule II for all such Projects.

“Replacement Rate” has the meaning assigned in Schedule 2.2(a).

“Replacement Reserve” has the meaning assigned in Schedule 2.6(a).

“Replacement Reserve Monthly Deposit” has the meaning assigned in Schedule 2.6(a).

“Required Repairs” has the meaning assigned in Section 2.6(c).

“Required Repair Fund” has the meaning assigned in Section 2.6(c).

“Requirements” has the meaning assigned in Section 8.13.

“Reserve Funds” means, collectively, the Leasing Reserve, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, and any other escrow fund or impound now or hereafter established pursuant to the Loan Documents; “Reserve Fund” means any one of them.

“Reserve Requirement” means, for any day, the highest reserve percentage (expressed as a decimal) from time to time established by (x) the Council Regulation established by the European Central Bank, as revised from time to time, or (y) the Board of Governors of the U.S. Federal Reserve System or (z) any other banking authority to which any Lender is now or hereafter subject, including, without limitation, any (i) reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the U.S. Federal Reserve System (as the same may be amended, modified, replaced and/or supplemented from time to time, “Regulation D”) at the ratios provided in such Regulation D from time to time, and (ii) any marginal, supplemental or emergency reserves.

“Risk-Based Capital Guidelines” has the meaning assigned in paragraph (f) of Schedule 2.5.

“S&P” means S&P Global Ratings, a division of The McGraw Hill Companies, Inc., and its successors in interest.

“Sanctioned Country” means any country or jurisdiction who is, or whose government or government-owned entity is the subject of Sanctions which countries include the Crimea region (formerly Ukraine), Cuba, Iran, North Korea and Syria.

“Sanctioned Party” means, at any time, any Person, including any entity that is 50% or more owned or controlled, either directly or indirectly, by any Person who is (a) the subject of Sanctions, or (b) located in or resident of a Sanctioned Country.

“Sanctions” means sanctions laws, regulations and executive orders administered and enforced by the United States (including OFAC and the U.S. Department of State), the United Nations, the European Union, Her Majesty’s Treasury-UK, or any locally applicable sanctions regime, as each of the same may be amended, modified, replaced and/or supplemented from time to time.

“Scheduled Maturity Date” means November 10, 2032, provided, that if such day is not a Business Day, then the immediately preceding Business Day.

“Secondary Market Transaction” has the meaning assigned in Section 8.15(a).

“Servicer” has the meaning provided in Section 8.15(d).

“Servicing Agreement has the meaning provided in Section 8.15(d).

“Single Purpose Entity” has the meaning assigned in Section 8.14(a).

“Site Assessment” means an environmental engineering report for a Project prepared by an engineer engaged by Lender, at Borrower’s expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice, including without limitation the Operations and Maintenance Plans described on Exhibit A to the Indemnity Agreement.

“Special Member” has the meaning assigned in Section 8.14(a).

“State” means, unless the context otherwise indicates, the state where each Project, or the applicable Project, is located.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax and Insurance Escrow Fund” has the meaning assigned in Section 2.6(d).

“Tax Requirements” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements of all Taxing Authorities, including, without limitation, FATCA, whether now or hereafter in force (whether or not the same may be valid).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxing Authority” means the U.S. government or the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank, if applicable).

“Test Date” means the last day of each calendar quarter during the term of the Loan, commencing on June 30, 2023.

“Title Policy(ies)” means each ALTA Loan Policy issued to Lender in connection with the Loan in accordance with the Lender’s written instructions, as amended, modified and/or endorsed from time to time in accordance with Lender’s written instructions.

“Transfer” means (a) the sale, transfer, conveyance, grant, mortgage, pledge, hypothecation, lease, license, declaration of trust, assignment or other disposal of a direct legal or beneficial ownership or economic interest in (i) the Project, (ii) Borrower, or (iii) Guarantor, and (b) any division of a limited liability company into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended, with allocation of any of the collateral for the Loan to any such entity or series; “Transfer” shall not include the leasing of individual units within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity.

“Underwritten Expenses” means (a) the greater of actual Operating Expenses for the trailing twelve (12) month period and the Operating Expenses expected to be incurred by the Project during the twelve (12) month period following the date of calculation, as reasonably estimated by Lender reflected in the Appraisal approved by Lender, plus (b) a vacancy rate equal to the greater of actual Project vacancy and five percent 5% and plus (c) in the case of management fees, the greater of the actual management fee for the Project and three percent (3%).

“Underwritten Reserves” means the greater of (a) actual annual Reserve Funds required to be deposited under this Agreement, and (b) an annual replacement reserve of $0.15 per rentable square foot of space in the Project.

“Unrelated Claims” has the meaning assigned in Section 12.3(d).

“U.S.” means The United States of America.

“U.S. Lender” has the meaning assigned in paragraph (a)(iii) of Schedule 2.5.

“Withholding Agent” means any Loan Party and Lender.

“Withholding Taxes” means any and all Taxes collected by withholding or deduction.

“Yield Maintenance Amount” has the meaning set forth in Schedule 2.3(d) attached hereto and made a part hereof.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan. Lender agrees, on the terms and conditions set forth in this Agreement, to make a loan to Borrower in the principal amount of One Hundred Ten Million and 00/100 Dollars ($110,000,000.00) (the “Loan Amount”), all of which is being disbursed to or at the direction of Borrower on the date hereof, as provided for in this Agreement. The Loan is not a revolving facility and in no event shall Borrower have the right to re-borrow any amount repaid or prepaid under this Agreement.

Section 2.2 Interest Rate; Late Charge; Default Rate.

(a) The Principal Balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Contract Rate. Interest on the Principal Balance shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded.

(b) Except with respect to the payment due on the Maturity Date, in addition to the payments required under this Section 2.2, if Borrower fails to pay any installment of interest or principal on the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable Legal Requirements. These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss of the use of such funds. These charges shall be secured by the Loan Documents.

(c) In addition to the payments required under this Section 2.2, while an Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3 Terms of Payment. Borrower hereby covenants to punctually (i) pay the Loan and the other Obligations, in immediately available funds, as provided herein, in the Note and in the other Loan Documents and (ii) perform the Obligations. Without limiting the foregoing, the Loan shall be payable as follows:

(a) Interest. Borrower shall pay Lender interest in accordance with the terms of the Note and this Agreement. Interest on the Principal Balance of the Loan shall accrue from and after the date hereof until the Obligations are indefeasibly paid in full. On the date hereof, Borrower shall pay interest in advance for the period commencing on the date hereof and ending November 9, 2022. Commencing on December 10, 2022 and continuing thereafter, Borrower shall pay interest in arrears on the tenth (10th) Business Day of each month (each a “Payment Date”) until the Obligations are indefeasibly paid in full.

(b) Principal Amortization. Commencing on December 10, 2027 and continuing thereafter on each Payment Date until the Maturity Date (whereupon all amounts due under the Loan Documents shall be paid in full), Borrower shall pay to Lender monthly installments of principal in the amount set forth on Schedule 2.3(b) (each, an “Amortization Payment”).

(c) Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, and any other outstanding Obligations.

(d) Prepayment. Except as otherwise expressly stated in Articles 2 and 3 hereof, upon not less than thirty (30) days prior notice to Lender, Borrower may prepay the Loan and any other amounts then due and payable under this Agreement and other Loan Documents in whole but not in part, upon payment of a prepayment fee (the “Prepayment Fee”) equal to, as applicable, (i) for any Prepayment Date occurring prior to the Seventh (7th) Loan Year, the Yield Maintenance Amount, (ii) for any Prepayment Date occurring on or after the date set forth in clause (i) above, but prior to the eighth (8th) Loan Year, two percent (2.0%) of the amount of Principal Balance being prepaid on such Prepayment Date; and (iii) for any Prepayment Date occurring on or after the date set forth in clause (ii) above, but prior to the ninth (9th) Loan Year, one percent (1.0%) of the amount of Principal Balance being prepaid on such Prepayment Date. Thereafter, upon not less than thirty (30) days’ prior notice to Lender, Borrower may prepay the Loan and any other amounts then due and payable under this Agreement and other Loan Documents in whole but not in part, without Prepayment Fee. The Prepayment Fee shall be due and payable upon any acceleration or prepayment of the Loan, whether voluntary, involuntary, as a result of, or otherwise in connection with, a Creditors’ Rights Law proceeding or upon occurrence of an Event of Default, and Lender shall not be obligated to accept any prepayment unless it is accompanied by all accrued interest due under the Loan Documents and all other Obligations of Borrower due under the Loan Documents, together with an amount equal to the applicable Prepayment Fee. Such amounts may be applied by Lender in such order and priority as Lender shall determine. The parties hereto acknowledge and agree that the damages that Lender would suffer as a result of the Loan being prepaid are difficult or impossible to ascertain and, therefore, agree that the aforesaid Prepayment Fee is a reasonable approximation of such damages and does not constitute a penalty. Lender is not obligated hereunder or under any of the other Loan Documents to re-advance to Borrower any sums prepaid by Borrower, whether prepaid voluntarily or involuntarily. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall also pay to Lender, in addition to any other amounts required under this Section 2.3(d), all interest which would have accrued on the prepayment amount from the Prepayment Date until (but not including) the next succeeding Payment Date.

(e) Application of Payments. All payments received by Lender under the Loan Documents shall be applied: first, to any previously billed fees and expenses due hereunder to Lender under the Loan Documents; second, to any other fees and expenses due to Lender under the Loan Documents; third, to the payment of protective advances; fourth, to any Default Rate interest and late charges; fifth, to accrued and unpaid interest at the Contract Rate; and sixth, to the Principal Balance and other amounts due under the Loan Documents. Notwithstanding the foregoing, while an Event of Default exists, Lender may apply payments in such order and manner as Lender elects in its sole discretion.

(f) Set-Off. Subject to the terms and conditions of Section 2.5, all payments of the Obligations shall be made, without set-off, deduction, or counterclaim, in immediately available funds by wire transfer to Lender’s account set forth in the Note or to such other account(s) or location(s) as Lender may, from time to time, designate upon notice to Borrower.

Section 2.4 Security. The Loan shall be evidenced, secured and supported by the following, all dated as of the date hereof (except as otherwise noted below) (collectively, with any amendments, supplements, restatements, consolidations, extensions, modifications, renewals, substitutions and replacements thereto from time to time, the “Loan Documents”):

(a)	this Agreement;

(b)	the Note;

(c)	the Mortgage;

(d)	the Assignment of Rents and Leases;

(e)	the Assignment of Management Agreement;

(f)	the Collateral Assignment;

(g)	the Pledge of Accounts;

(h)	the Collections Account DACA;

(i)	each Cash Management Agreement (if any);

(j)	the Recourse Indemnity;

(k)	the Indemnity Agreement;

(l)	the financing statements referred to in the Mortgage; and

(m)	such other assignments, pledges, documents and agreements as Lender may require.

Section 2.5 Withholding Taxes; Changes In Legal Requirements; Market Disruption; EEA Financial Institution. Borrower and Lender shall be bound by the provisions of Schedule 2.5 of this Agreement; provided that (a) if Lender is a U.S. Lender, no provisions relating to Non-U.S. Lenders shall apply, and (b) at any time while Lender is not an EEA Financial Institution, the provisions of Schedule 2.5(i) shall not apply.

Section 2.6 Reserve Funds. Borrower shall deposit with Lender such amounts as are required under this Section 2.6 from the Replacement Reserve, the Leasing Reserve, and the Tax and Insurance Escrow Fund on the terms and conditions of this Section 2.6 and the other terms and conditions of this Agreement.

(a) Borrower shall establish and fund the Replacement Reserve, and Borrower shall have the right to request disbursements from the Replacement Reserve in accordance with Schedule 2.6(a).

(b) Borrower shall establish and fund the Leasing Reserve and shall have the right to request disbursements from the Leasing Reserve in accordance with Schedule 2.6(b).

(c) Required Repair Funds. Borrower shall perform the repairs at the Project that are listed on Schedule 2.6(c) hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 2.6(c). On the date hereof, Borrower shall deposit with Lender an amount equal to $76,987.50 to perform the Required Repairs. Amounts so deposited with Lender shall hereinafter be referred to as Borrower’s “Required Repair Fund.” Subject to the terms and conditions of this Agreement, the Required Repair Fund shall be advanced by Lender to Borrower to fund or reimburse Borrower for the cost of Required Repairs in accordance with the conditions for replacements, repairs and capital improvements advances under Schedule 2.6(a). Any such funding or reimbursement will, with respect to each individual Required Repair, equal no more than 125% of the actual cost of such Required Repair. While an Event of Default exists, Lender shall not be obligated to advance to Borrower any portion of the Required Repair Fund, and while an Event of Default exists, Lender shall be entitled, without notice to Borrower, to apply any funds in the Required Repair Fund to fund completion of the Required Repairs or to satisfy the Obligations in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Upon completion of the Required Repairs in accordance herewith, Lender shall disburse to Borrower any then remaining Required Repair Funds in the Required Repair Reserve.

(d) Tax and Insurance Escrow Fund. Borrower shall pay to Lender (i) on the date hereof an initial deposit in the amount of $860,236.57 and (ii) on each Payment Date thereafter (a) one twelfth (1/12th) of the Taxes that Lender estimates will be payable with respect to each Project during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one twelfth (1/12th) of the insurance premiums that Lender estimates will be payable for the renewal of the coverage afforded by the policies of insurance required pursuant to Article 3 hereof upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of such policies of insurance (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”). Provided no Event of Default exists, Lender will apply funds in the Tax and Insurance Escrow Fund to payments of Taxes and insurance premiums required to be made by Borrower pursuant to the terms and conditions of this Agreement and the Mortgage. Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Taxes and insurance premiums to be paid from the Tax and Insurance Escrow Fund, and so long as no Event of Default exists, Lender shall pay the governmental authority or other party entitled thereto directly to the extent funds are available for such purpose in the Tax and Insurance Escrow Fund. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and insurance premiums, Lender shall, in its sole discretion and only while no Event of Default exists, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Obligations have been satisfied in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Project. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and insurance premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the applicable insurance policies, as the case may be.

(e) Reserve Funds Generally.

(i) Borrower grants to Lender a continuing, first-priority perfected security interest in each of the Reserve Funds and (A) any and all monies now or hereafter deposited in each Reserve Fund, (B) the accounts into which the Reserve Funds have been deposited, (C) all insurance of said accounts, (D) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (E) all sums now or hereafter therein or represented thereby, (F) all replacements, substitutions or proceeds thereof, (G) all instruments and documents now or hereafter evidencing the Reserve Funds or such accounts, (H) all powers, options, rights, privileges and immunities pertaining to the Reserve Funds (including the right to make withdrawals therefrom), and (I) all proceeds of the foregoing as additional security for the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations. While an Event of Default exists, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Obligations in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(ii) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(iii) Any interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds.

(iv) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default exists.

(v) Lender shall not have any duty as to any Reserve Fund in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender, or its affiliates, agents, employees or bailees be liable or responsible for any loss or damage to any Reserve Fund, or for any diminution in value thereof, by any reason of the acts or omissions of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct.

(vi) Upon payment in full of the Obligations, Lender shall disburse any then-remaining funds in the Reserve Accounts to Borrower.

Section 2.7 Reserved.

Section 2.8 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) refinance the Project, (b) pay Operating Expenses and other charges with respect to the Project in compliance with this Agreement, (c) make deposits into the Reserve Funds in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Project in compliance with this Agreement, and (f) distribute the balance, if any, to Borrower, all subject to Section 2.9, Section 8.23 and the other terms and conditions of this Agreement.

Section 2.9 Cash Management.

(a) An operating account for each Project (each a “Collections Account”) is held at Depositary Bank. Borrower has (i) entered into the Pledge of Accounts pursuant to which Borrower’s rights in and to the Collections Accounts are pledged to Lender, subject to the rights of tenants with respect to their respective security deposits held in the Collections Accounts and (ii) entered into the Collections Account DACA with Lender and Depositary Bank. Provided no Event of Default or other Cash Sweep Trigger (as defined below) exists, Borrower may, from time to time, transfer funds in the Collections Account for the payment of Operating Expenses at the applicable Project and use such Collections Accounts as operating accounts. If (A) an Event of Default exists or (B) the Projects fail to maintain an aggregate Debt Yield of no less than 7.75% as of any calendar quarter Test Date (each, a “Cash Sweep Trigger”), Lender shall have the right to issue a Redirection Notice and immediately thereafter take control of the Collections Accounts, thereby suspending Borrower’s access to and right of withdrawal from the Collections Accounts. Upon issuing a Redirection Notice, Lender shall, pursuant to the Collections Account DACA, cause Depositary Bank to sweep funds from the Collections Account to (x) prior to the execution of a Cash Management Agreement, an account designated by Lender in its sole discretion and (y) after the execution of a Cash Management Agreement, the Cash Management Account, as defined therein (the “Cash Management Account”).

(b) Lender may, in its discretion and in any order, apply or disburse funds swept from the Collections Account pursuant to Section 2.9(a) above for (1) the payment of escrow deposits into the Tax and Insurance Reserve Fund then required pursuant to Section 2.6(d) or impounds required pursuant to Section 3.4, if any, (2) Debt Service on account of the Loan then due and payable, (3) other amounts due and payable to Lender pursuant to the applicable terms and provisions of the Loan Documents, including, without limitation, deposits to Reserve Funds required hereunder and the customary and reasonable cash management servicing fees associated with establishment and/or administration of the Cash Management Account (or any sub-account thereof).

(c) After an Event of Default or Cash Sweep Trigger, Borrower shall cooperate, and shall cause Property Manager to cooperate, with Lender and Cash Management Bank to execute a Cash Management Agreement governing the application and/or disbursements of funds from the Cash Management Account, which shall be on a form acceptable to Lender in its sole discretion. Upon execution of a Cash Management Agreement, provided no Event of Default exists, Lender may apply or disburse funds from the Cash Management Account to fund (i) expenses described in Section 2.9(b) above and other Operating Expenses in accordance with the most recent operating budget approved by Lender pursuant to Section 7.4 hereof, or (ii) as otherwise specified in the Cash Management Agreement.

(d) If no Event of Default or Cash Sweep Trigger exists, Lender shall send a notice to Depositary Bank and return control of the Collections Accounts to Borrower provided that either (i) the Projects have achieved an aggregate Debt Yield of not less than 7.85% for a period of two (2) consecutive calendar quarters (provided, that, if all or a portion of the amounts on deposit in any Account are used in the calculation to satisfy the requirements of Section 8.16, then such portion shall be deposited with Lender as a cash reserve) or (ii) Borrower indefeasibly pays and performs the Obligations in full (either, a “Cash Sweep Cure Event”).

(e) While an Event of Default exists, Lender may apply any sums then held in the Collections Accounts or the Cash Management Account (other than funds held in the security deposit subaccount, if any) in accordance with Section 2.3(e) above. Until expended or applied, amounts held in the Collections Accounts or the Cash Management Account (other than funds held in any lease security deposit subaccount) shall constitute additional security for the Obligations.

Section 2.10 Intentionally omitted.

Section 2.11 Project Releases. Provided that no Event of Default exists (unless the matter giving rise to such Event of Default can be cured by effectuating a Project Release), Borrower may obtain the release of a Project (a “Project Release”) from the lien of the Mortgage thereon (and other related Loan Documents) and the release of the applicable Borrower’s obligations under the Loan Documents with respect to such Project (other than those expressly stated to survive) in connection with (and at the time of) the conveyance of such Project or Projects pursuant to an arm’s length transaction with a Person that is not an Affiliate of Borrower or Guarantor, upon the satisfaction of each of the following conditions:

(a) The amount of the Principal Balance to be prepaid in accordance with the terms hereof shall not be less than the Release Price for the applicable Project or group of Projects and any such prepayment shall be in accordance with Section 2.3(d), including, without limitation, payment of any applicable Prepayment Fee;

(b) The aggregate amount of the Principal Balance to be prepaid in connection with all Project Releases and all Partial Project Releases shall not exceed $36,000,000.00;

(c) Borrower shall provide Lender with at least thirty (30) days but no more than one hundred eighty (180) days prior written notice of Borrower’s request to obtain a release of such Project (a “Release Date”);

(d) Lender shall have determined that the Debt Yield, after giving effect to such Project Release, would be no less than the greater of (i) the Debt Yield for all Projects (including the Project being released) immediately prior to such Project Release and (ii) ten percent (10.00%); and

(e) Lender shall have received payment of all of Lender’s reasonable out-of-pocket costs and expenses, including appraisal costs and reasonable attorney’s fees and disbursements incurred in connection with such Project Release and the preparation, review and approval of the documents and information required to be delivered in connection therewith. It is understood and agreed that no Project Release shall impair or otherwise adversely affect the Liens or other rights of Lender under the Loan Documents not being released (or as to parties to the Loan Documents and the Projects other than the affected Project and the Borrower subject of such Project Release).

Section 2.12 Partial Project Releases. Provided that no Event of Default exists (unless the matter giving rise to such Event of Default can be cured by effectuating a Partial Project Release), Borrower may obtain the release of a Partial Project Release Parcel listed on Schedule 2.12 attached hereto (a “Partial Project Release”) from the lien of the Mortgage thereon (and other related Loan Documents) and the release of the applicable Borrower’s obligations under the Loan Documents with respect to such Partial Project Release Parcel (other than those expressly stated to survive) in connection with (and at the time of) the conveyance of such Partial Project Release Parcel(s) pursuant to an arm’s length transaction with a Person that is not an Affiliate of Borrower or Guarantor, upon the satisfaction of each of the following conditions:

(a) The amount of the Principal Balance to be prepaid in accordance with the terms hereof shall not be less than the Partial Release Price for the applicable a Partial Project Release Parcel or group of a Partial Project Release Parcels and any such prepayment shall be in accordance with Section 2.3(d), including, without limitation, payment of any applicable Prepayment Fee;

(b) The aggregate amount of the Principal Balance to be prepaid in connection with all Project Releases and all Partial Project Releases shall not exceed $36,000,000.00;

(c) Borrower shall provide Lender with at least thirty (30) days but no more than one hundred eighty (180) days prior written notice of Borrower’s request to obtain a release of such a Partial Project Release Parcel (a “Partial Release Date”);

(d) Lender shall have determined that the Debt Yield, after giving effect to such Partial Project Release, would be no less than the greater of (i) the Debt Yield for all Projects (including the a Partial Project Release Parcel being released) immediately prior to such Partial Project Release and (ii) ten percent (10.00%);

(e) Lender shall have received a new Appraisal of the proposed Partial Project Release Parcel(s); and

(f) Lender shall have received payment of all of Lender’s reasonable out-of-pocket costs and expenses, including appraisal costs and reasonable attorney’s fees and disbursements incurred in connection with such Partial Project Release and the preparation, review and approval of the documents and information required to be delivered in connection therewith.

It is understood and agreed that no Partial Project Release shall impair or otherwise adversely affect the Liens or other rights of Lender under the Loan Documents not being released (or as to parties to the Loan Documents and the Projects other than the affected Partial Project Release Parcel(s) and the Borrower subject of such Partial Project Release).

ARTICLE 3

INSURANCE, CONDEMNATION AND IMPOUNDS

Section 3.1 Insurance. Borrower shall maintain insurance for the benefit of Lender as follows:

(a)	Casualty; Business Interruption.

(i) Property insurance against loss customarily included under so called “all risk” policies including flood, collapse, theft and earthquake, boiler and machinery, acts of terrorism, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height and type of construction. Such insurance policy shall also insure the additional expense of demolition and increased cost of construction due to the enforcement of Legal Requirements regulating reconstruction at the time of rebuilding following a loss, which insurance for demolition and increased cost of construction must be 100% of the building value for the undamaged portion of the building and may contain a sublimit of $3,000,000.00 or ten percent (10%) of the replacement cost value of improvements each of demolition and increased cost of construction (twenty percent (20%) of the replacement cost value of improvements if demolition and increased cost of construction limits are combined). The amount of such “all risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the improvements. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments, which Borrower is required to insure in accordance with any lease.

(ii) If any portion of the improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the federal flood insurance plan with respect to the Project. Lender reserves the right to require flood insurance in excess of that available under the federal flood insurance plan. Should the available aggregate limits of flood insurance be eroded by losses so that the remaining limits available to pay losses are less than forty percent (40%) of the required limits, Borrower shall promptly purchase additional coverage to restore the available limit and aggregate limit to not less than eighty percent (80%) of the required amount of flood insurance. Amounts of flood insurance required by this paragraph (a)(ii) shall be solely for the protection of the improvements. If the amounts of flood insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of flood insurance. If the flood insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of flood insurance to be provided herein.

(iii) Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage on a replacement cost basis. The minimum amount of limits to be provided shall be $20,000,000.00 per accident or 100% of the building replacement cost value of improvements per accident.

(iv) Rent loss and/or business interruption insurance on an actual loss sustained basis as an extension to coverage required by (i) and (ii) above, in an amount not less than the amount of rent receivable or business income earned in a 12-month period and additionally providing a 365-day extended period of indemnity. Lender shall be named as loss payee as respects this coverage.

(v) During any period of repair or restoration and any other period when construction is occurring, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable completed value of the Project against such risks (including so called “all risk” perils coverage and collapse of the Improvements) to agreed limits as Lender may request, in form and substance acceptable to Lender.

(vi) The amount of earthquake insurance shall be based on a “Probable Maximum Loss” Study (“PML”) for each Project, which must be conducted by a seismic engineering company satisfactory to Lender. The results of the PML study, on an individual location basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all improvements subject to a single earthquake event in a given region together with the expected loss of rental income for each property, singly and collectively, for a given regional event. Earthquake insurance shall provide a limit inclusive of rent loss for “Very High,” “High,” and “Moderate” Hazard Earthquake Risk ratings at twice the annual rental amount. Other lower risk-rated buildings, as determined by Lender, shall provide one times the annual rental loss. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and rental income loss calculation. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than forty percent (40%) of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than eighty percent (80%) of the required amount of earthquake insurance. Amounts of earthquake insurance required by this paragraph (a)(vi) shall be solely for the protection of the improvements. If the amounts of earthquake insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of earthquake insurance. If the earthquake insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of earthquake insurance to be provided herein.

(vii) Intentionally omitted.

(viii) The policies of insurance set forth in the foregoing clauses (i), (iii), (iv) and (v) shall not exclude from coverage acts of terrorism and such policies, therefore, shall include one hundred percent (100%) replacement cost insurance without co-insurance for damage to, or loss of rents from, the Project caused by terrorist activities. All policies of insurance set forth in this Section 3.1(a) shall have deductibles of not more than five percent (5%) of the insurable value of the Project. Should the available aggregate limits of terrorism coverage be eroded by losses so that the remaining limits available to pay losses are less than forty percent (40%) of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than eighty percent (80%) of the required amount of terrorism coverage. Amounts of terrorism coverage required by this paragraph (a)(viii) shall be solely for the protection of the improvements. If the amounts of terrorism coverage required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of terrorism coverage. If terrorism coverage and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of terrorism coverage to be provided herein.

(b) Liability.

(i) General public liability insurance, including, without limitation, commercial general liability insurance; owned (if any), hired and non-owned auto liability; and umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, providing in combination no less than $35,000,000.00 per occurrence ($50,000,000.00 during construction) and in the annual aggregate, per location. If aggregate limits are shared among more than one location, a $35,000,000.00 limit shall be obtained. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by law the mortgagor’s obligation to indemnify the mortgagee as required under this Agreement) products and completed operations liability coverage.

(ii) Workers’ compensation and disability insurance as required by law.

(c) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. With respect to all insurance under Section 3.1(a), no Person other than Lender shall be named as loss payee. All premiums for such insurance policies and endorsements shall be paid for (and evidence of such payment shall be delivered to Lender) not later than thirty (30) calendar days prior to the next ensuing policy year. All such policies and endorsements shall contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed or authorized to do business in the State, with a rating of “A:X” or better as established by Best’s Rating Guide (or a lesser or equivalent rating approved in writing by Lender). If any insurance company issuing such insurance shall no longer have such required rating, Borrower shall, within ten (10) Business Days after notice from Lender, cause a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State which has such required rating (upon issuance of such replacement insurance policy(ies), Lender will simultaneously release the insurance policy(ies) being replaced). If any insurance company issuing such insurance shall enter into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or required to run off its insurance coverages, Borrower shall, within five (5) Business Days, deliver to Lender a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State which has such required rating. Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Borrower shall, promptly when available, deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder; provided, however, Lender shall not be deemed by reason of the custody of such insurance policies to have knowledge of the contents thereof. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided. Borrower may effect such coverage under its blanket insurance policies, provided that (i) any such policy of blanket insurance either shall specify therein, or Borrower shall furnish Lender with written statement from the insurer under such policy so specifying, (x) the maximum amount of the total insurance afforded by the blanket policy allocated to the Project and (y) any sublimits in such blanket policy applicable to the Project, which amounts shall not be less than the amount required pursuant to this Section 3.1; (ii) any policy of blanket insurance hereunder shall comply in all respects with the other provisions of this Section 3.1(c); and (iii) the protection afforded Borrower under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Project. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.1 unless Lender is included thereon as a named insured with loss payable to Lender under a standard mortgage endorsement of the character and to the extent above described. Borrower shall promptly notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender the policy or policies of such insurance. Each insurance policy shall contain a provision whereby the insurer: (1) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (2) provides that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (X) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (Y) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (Z) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement or any of the other Loan Documents.

(d) Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. With respect to any loss exceeding $650,000.00, Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(d), however, shall require Lender to incur any expense or take any action hereunder.

(e) Lender’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Lender is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Lender shall have the right (but not the obligation), upon notice to Borrower, to take such action as Lender deems necessary to protect its interests in the Project, including, without limitation, the obtaining of such insurance coverage as Lender deems appropriate, and all premiums paid and expenses incurred by Lender in connection with such action shall be paid by Borrower and shall be secured by the Mortgage.

(f) Delivery of Policies. Borrower shall promptly when available deliver to Lender certified copies of the insurance policies required to be maintained pursuant to this Section 3.1, provided, however, Lender shall not be deemed by reason of the custody of such insurance policies or copies thereof to have knowledge of the contents thereof. Borrower also shall deliver to Lender, within ten (10) days of Lender’s request, a certificate of each insurance carrier evidencing the coverages set forth herein together with evidence that all insurance premiums due thereon have been paid and that such coverages are in full force and effect. Not later than thirty (30) days prior to the expiration date of each of the insurance policies, Borrower shall deliver to Lender binders of all such renewal insurance policies. Such proof of renewal insurance shall include evidence satisfactory to Lender that all insurance premiums therefor have been paid and that the insurance coverages are in full force and effect. Any certificate of insurance delivered to Lender in compliance with the requirements of this Agreement shall include a letter from the relevant insurance company confirming that the entity issuing such certificate of insurance is authorized to do so, and in delivering such certificate they are acting as an agent of the insurance company providing the coverage. If such letter is not provided, then Lender will only accept insurance company issued binders confirming that the required insurance is in full force and effect.

Section 3.2 Use and Application of Insurance Proceeds. All insurance proceeds shall be paid to Lender, and Lender shall apply insurance proceeds to costs of restoring the Project or payment of the Loan as follows:

(a) if the loss is less than or equal to $650,000.00, Lender shall apply the insurance proceeds to restoration provided (i) no Event of Default exists, (ii) Borrower promptly commences and is diligently pursuing restoration of the Project and (iii) the loss is not, directly or indirectly, the result of terrorist activities;

(b) if the loss exceeds $650,000.00 but is not more than the lesser of (x) $1,000,000.00, and (y) fifteen percent (15)% of the replacement value of the improvements, Lender shall apply the insurance proceeds to restoration provided that at all times during such restoration (i) no Event of Default or Major Potential Default (other than a Major Potential Default solely related to the then-incomplete restoration of the Project) exists; (ii) Lender determines that there are sufficient funds available to restore and repair the Project to a condition approved by Lender; (iii) Lender determines that the Net Operating Income of the Project during restoration will be sufficient to pay Debt Service; (iv) Lender determines that restoration and repair of the Project to a condition approved by Lender will be completed within one (1) year after the date of loss or casualty and in any event one hundred eighty (180) days prior to the Maturity Date; (v) Borrower promptly commences and is diligently pursuing restoration of the Project and (vi) the loss is not, directly or indirectly the result of any act of terrorism;

(c) if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b) above, in Lender’s sole discretion, Lender may apply any insurance proceeds it may receive to the payment of the Loan, in which case no Prepayment Fee shall be payable in connection therewith, or allow all or a portion of such proceeds to be used for the restoration of the Project;

(d) insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, permits, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices, terms and conditions for construction loan advances;

(e) the net proceeds of rent loss and/or business interruption insurance shall be paid to Lender, with any excess available after payment of principal, interest and any other amounts due under the Loan being held by Lender; and

(f) any excess insurance proceeds remaining after restoration of the Project and payment of all costs of the same may be either applied to the reduction of the Principal Balance of the Loan or, if no Event of Default exists, paid to Borrower. Provided no Event of Default exists, any such prepayment of the Loan shall not be subject to Prepayment Fee.

Section 3.3 Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent, Borrower (a) shall not agree to any compensation or award, and (b) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Lender, which payments shall not be subject to a Prepayment Fee. Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, which payments shall not be subject to a Prepayment Fee, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the award is less than or equal to $650,000.00 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds, provided there exists no Event of Default. In the event that Lender permits such compensation or award to be applied towards restoration of the Project, any excess amounts remaining after restoration of the Project may be either applied to the reduction of the Principal Balance of the Loan, in which case no Prepayment Fee shall be payable in connection therewith, or, if no Event of Default exists, paid to Borrower, in Lender’s sole discretion. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all Liens, charges or encumbrances.

Section 3.4 Impounds. Subject to Section 2.6(d) with respect to Taxes and insurance premiums, Lender may elect that Borrower shall deposit with Lender monthly, one-twelfth (1/12th) of the annual charges for ground or other rent, if any, insurance premiums and real estate taxes, assessments and similar charges relating to the Project, and Borrower shall do all things necessary or desirable to comply with Lender election. At or before the initial advance of the Loan, Borrower shall deposit with Lender a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a continuing security interest in all funds so deposited with Lender for the purpose of securing the Loan. The funds deposited may, at Lender’s sole election, be applied in payment of the charges for which such funds have been deposited, provided that while an Event of Default exists, such funds may be applied to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Representations and Warranties on Environmental Matters. Except as set forth in the Site Assessment or as disclosed in the Indemnity Agreement, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws), (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project does not, and did not previously, violate any Environmental Laws, and (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws.

Section 4.2 Covenants on Environmental Matters.

(a)  Borrower shall (i) comply strictly and in all respects with applicable Environmental Laws and with the Site Assessments and other environmental proceedings and recommendations identified on Exhibit A to the Indemnity Agreement, including without limitation, the determinations and recommendations set forth in the Golden Triangle Environmental Covenants; (ii) notify Lender immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project, or of any violation of the Golden Triangle Environmental Covenants; (iii)  promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Lender; (iv) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar Legal Requirements, as they may affect the Project, Borrower, or Lender; and (v) cooperate with any environmental consultant or engineer performing or updating a Site Assessment (Lender’s or Borrower’s), including responding to any interview request and the questions propounded thereat.

(b) Borrower shall (i) not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing, any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with routine maintenance or repair of the Project in full compliance with Environmental Laws), (ii) not install, shall prohibit any other Person within the control of Borrower from installing, and shall use prudent, commercially reasonable efforts to prohibit any other Persons (including tenants) from installing, any underground storage tanks at the Project, and (iii) not conduct, shall prohibit any other Person within the control of Borrower from conducting, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from conducting, any activity that requires a permit or other authorization under Environmental Laws.

(c) If (i) an Event of Default exists, (ii) required by applicable Legal Requirements, or (iii) Lender reasonably believes a violation of Environmental Laws may exist, Borrower shall provide to Lender, at Borrower’s expense, promptly upon the written request of Lender, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of such Hazardous Materials found on, under, at or within the Project.

Section 4.3 Allocation of Risks and Indemnity. As between Borrower, on one hand, and Lender, on the other hand, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by Legal Requirements. Borrower shall indemnify, defend and hold harmless Lender and each of the other Indemnified Parties (as defined in the Indemnity Agreement) from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense) arising out of or associated, in any way, with the non-compliance with Environmental Laws, or the release or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of Lender; however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Article 4 shall arise upon the discovery of the presence of any Hazardous Material, whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loan or any Transfer of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).

Section 4.4 No Waiver. Notwithstanding any provision in this Article or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserve all rights and benefits now or hereafter accruing to Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

Section 4.5 Obligations Unsecured. Borrower acknowledges and agrees that, notwithstanding anything to the contrary contained in any of the Loan Documents, the representations, warranties and covenants of Borrower contained in this Article 4 are independent obligations which are not secured by the Mortgage or any other Loan Document. Borrower further acknowledges that it is the intent of Lender to create separate obligations of Borrower under this Article 4 which can be enforced against Borrower without regard to the existence of the Mortgage or the other Loan Documents or the Liens or security interests contained therein.

ARTICLE 5

LEASING MATTERS

Section 5.1 Representations and Warranties on Leases. Except for matters set forth in Schedule 5.1(a) attached hereto and made a part hereof, Borrower represents and warrants to Lender, with respect to Leases, that: (a) the rent roll attached hereto as Schedule 5.1(b) is true, correct and complete, and the leases are valid and in full force and effect; (b) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the Leases delivered to Lender are true, correct and complete; (d) neither the landlord nor, to Borrower’s knowledge, any tenant is in default under any of the Leases; (e) Borrower has no knowledge of any notice of termination or default with respect to any Lease; (f) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Lender; (g) except as set forth in the rent roll attached as Schedule 5.1(b), no tenant or other party has any right or option to purchase all or any portion of the Project; (h) no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; and (i) no tenant has prepaid more than one (1) month’s rent in advance (except for bona fide security deposits).

Section 5.2 Standard Lease Form; Approval Rights; Security Deposits.

(a) All Leases shall in all respects be approved by Lender and, with respect to any Lease entered into from and after the date hereof, shall be on a standard lease form approved by Lender with no material modifications (except as approved by Lender) and shall be at market terms and conditions. Such Lease form and all future Leases at the Project shall provide that (i) the Lease is subordinate to the Mortgage, (ii) the tenant shall attorn to Lender, and (iii) that any cancellation, surrender, or amendment of any Major Lease without the prior written consent of Lender shall be voidable by Lender.

(b) All modifications, amendments and/or waivers of or under Leases shall be approved in writing by Lender.

(c) Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable Legal Requirements, shall not commingle any such funds with any other funds of Borrower. Within ten (10) Business Days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all Leases not previously delivered to Lender, certified by Borrower as being true and correct.

(d) Notwithstanding anything contained in this Section 5.2 or any other provision of the Loan Documents, Lender’s approval shall not be required for future Leases or Lease amendments, modifications, or extensions if the following conditions are satisfied: (i) there exists no Event of Default; (ii) the Lease (A) is on the standard lease form approved by Lender with no material modifications, (B) reflects market rental rates, and (C) is for a term of at least three (3) years; (iii) the Lease does not conflict with any restrictive covenant affecting the Project or any other Lease; and (iv) the Lease is not a Major Lease.

Section 5.3 Covenants. Borrower shall (a) perform the obligations which Borrower is required to perform under the Leases; (b) use commercially reasonable efforts to enforce the obligations to be performed by the tenants; (c) promptly furnish to Lender any notice of default or termination received by Borrower from any commercial tenant, and any notice of default or termination given by Borrower to any commercial tenant; (d) not collect any rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months’ rent; (e) not enter into any ground lease, sandwich lease or master lease of any portion of the Project; (f) not further assign or encumber any Lease; (g) not cancel or accept surrender or termination of any Major Lease; and (h) deliver to Lender, promptly after entering into the same, true, correct and complete copies of all Leases; and any action in violation of clauses (e), (f), and (g) of this Section 5.3 shall be void at the election of Lender.

Section 5.4 Tenant Estoppels. At Lender’s request, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender written estoppels in form and substance satisfactory to Lender, executed by tenants under commercial Leases in the Project and confirming the term, rent and other provisions and matters relating to the Leases.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 6.1 Organization and Power. Except as previously disclosed to Lender (a) each Loan Party that is not an individual is duly organized, validly existing and in good standing under the Legal Requirements of the state of its formation or existence set forth on Schedule 6.1(a), (b) each Loan Party that is not an individual is qualified to do business and in good standing under the Legal Requirements of every state in which it does business or is otherwise required to qualify under that state’s Legal Requirements, (c) each Loan Party is in compliance with Legal Requirements applicable to doing business in the State, and (d) each Loan Party that is not an individual has the power and authority to own its property, borrow or guarantee, as the case may be, the Loan and enter into and perform its obligations under the Loan Documents. Borrower is not a “foreign person” within the meaning of § 1445 (f) (3) of the Code. The organizational chart of Borrower attached hereto as Schedule 6.1(b) is true, correct and complete.

Section 6.2 Validity of Loan Documents. The execution, delivery and performance of the Loan Documents by Borrower and each Borrower Party that is a party to the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any Legal Requirement or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of Borrower and each Borrower Party that is a party to the Loan Documents, enforceable in accordance with their respective terms, subject to applicable Creditors’ Rights Laws generally affecting the enforcement of creditors’ rights.

Section 6.3 Liabilities; Litigation.

(a) Except as disclosed in the financial statements provided to Lender or on Schedule 6.3 attached hereto and made a part hereof, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in the financial statements provided to Lender or on Schedule 6.3 attached hereto and made a part hereof, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any Creditors’ Rights Law) pending or, to the knowledge of Borrower after due inquiry, threatened, against the Project, Borrower or any Borrower Party.

(b) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under any Creditors’ Rights Law or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.4 Taxes and Assessments. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 6.5 Other Agreements; Defaults.

(a)  Neither the execution, delivery or performance by Borrower and Guarantor of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the respective Loan Documents), nor compliance by Borrower and Guarantor with the terms and conditions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Legal Requirement applicable to Borrower or Guarantor, (ii) will conflict with or result in any breach of or constitute a tortious interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the respective Loan Document) upon any of the property or assets of Borrower or Guarantor pursuant to the terms of any contractual obligation to which Borrower or Guarantor is a party or by which it or any of its property or assets is bound or to which it or any of its property or assets may be subject, (iii) will violate any provision of any organizational document of any Loan Party or (iv) requires any approval or consent of partners, members or any other Person which has not been obtained.

(b) Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit or restriction which might adversely affect the Project or the business, properties, assets, operations or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation could have a Material Adverse Effect on the Project, Borrower or any Borrower Party, or Borrower’s or any Borrower Party’s business, properties, assets, operations or condition (financial or otherwise). Neither Borrower nor any Borrower Party has (i) entered into any agreement under which, the default by Borrower or such Borrower Party, as the case may be, may result in an Event of Default under this Agreement or any of the other Loan Documents, or (ii) granted a Lien on any of the collateral for the Loan to secure any obligation of Borrower or any Borrower Party under any agreement with any Person other than Lender. Borrower is not a party to, or bound by, any so-called integrated cash management arrangement with any of its Affiliates or sponsors. Borrower and each applicable Borrower Party has obtained all non-governmental third-party approvals and consents to own, lease, finance and/or operate the Project and to carry on Borrower’s business.

Section 6.6 Compliance with Legal Requirements.

(a) Except as previously disclosed to Lender, Borrower and each Borrower Party has all requisite approvals, consents, licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease, finance and/or operate the Project and to carry on its business, and the Project is in compliance with all Legal Requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under Legal Requirements;

(b) No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways or curb cuts providing access to the Project; and

(c) Each Project has adequate rights of legal and physical access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 6.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are, and the office where Borrower maintains all records relating to the Project and the other collateral under the Loan Documents is, located at the address stated in Section 11.1.

Section 6.8 ERISA.

(a) No Loan Party nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject a Loan Party or any Person to whom any Loan Party may have an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and each Employee Benefit Plan (other than a Multiemployer Plan) has been administered in accordance with its terms and in compliance with all applicable Legal Requirements, including any reporting requirements; except in each case where such tax, penalty or compliance failure could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) or 401(k) of the Code is the subject of a favorable determination or opinion letter from the IRS as to its tax-qualified status and no event has occurred that could reasonably be expected to result in the disqualification of such Employee Benefit Plan.

(b) Except as disclosed on Schedule 6.8, as of the date hereof, no Loan Party nor member of the Controlled Group maintains, contributes to or has any liability with respect to a Pension Plan or any Multiemployer Plan that is subject to Title IV of ERISA. There is no Lien outstanding or security interest given by any Loan Party or member of the Controlled Group in connection with any Plan. No accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA has occurred with respect to any Pension Plan. No Loan Party has any liability for uninsured retiree medical or death benefits (contingent or otherwise) other than as required by Section 4980B of the Code. No part of the funds to be used by a Loan Party in satisfaction of their respective obligations under this Agreement and the other Loan Documents, constitute “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, any “plan” within the meaning of Section 4975 of the Code that is subject to Section 4975 of the Code or any entity the underlying assets of which are deemed to include plan assets.

Section 6.9 Margin Stock. No part of the proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and other material tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and other material taxes, charges and assessments.

Section 6.11 Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will be immediately following the making of the Loan, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 6.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, assets, properties, operations or condition (financial or otherwise) of Borrower or any Borrower Party.

Section 6.13 Single Purpose Entity. Each Borrower is a Single Purpose Entity.

Section 6.14 Property Specific Representations.

(a) Borrower has good, marketable, insurable and indefeasible fee simple, or leasehold (as applicable) title to the Project, subject to no Liens or other encumbrances except those contained in the Title Policy, and all of the encumbrances set forth therein are in full force and effect and there are no defaults thereunder.

(b) Each Project complies with all applicable zoning ordinances and no special use permits are required for the continued use of the Project for its current use.

(c) Each Project has adequate parking (if any) to comply with all applicable Legal Requirements.

Section 6.15 Taxpayer I.D. Number. Each Borrower’s U.S. taxpayer identification number is listed on Schedule 6.1(a).

Section 6.16 Organization I.D. Number. Each Borrower’s organization identification number is listed on Schedule 6.1(a).

Section 6.17 Legal Name. Borrower’s exact legal name, as that name appears on its Certificate of Existence or Articles of Organization, is as set forth on Schedule I hereto.

Section 6.18 Use of Proceeds. Borrower is borrowing the Loan for its own use and not as an agent for any third party and for only lawful purposes.

Section 6.19 Survey. The representations set forth in that certain Survey Affidavit and Indemnity executed by Borrower for the benefit of Commonwealth Land Title Insurance Company on or about the date hereof are true and correct.

Section 6.20 Financial Statements. All financial statements or certifications (as applicable) furnished to Lender by or on behalf of Borrower, any Affiliate of Borrower and Guarantor are true, correct and complete in all material respects as of the respective dates thereof and all other information previously furnished by or on behalf of Borrower, any Affiliate of Borrower and Guarantor to Lender in connection with the Loan are true, complete and correct in all material respects and do not fail to state any material fact necessary to make the statements made not misleading.

Section 6.21 Financial Condition. No Material Adverse Change has occurred since the date of the most recent financial statement and/or certification provided by each Loan Party to Lender. The Loan Parties are (and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents will be) solvent.

Section 6.22 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement and all amendments thereto.

Section 6.23 Intentionally Omitted.

Section 6.24 CFIUS. Either (a) the Loan is not a Covered Transaction and Borrower’s acquisition of the Project was not a Covered Transaction, or (b) Borrower has previously obtained CFIUS Approval with respect to the Loan and Borrower’s acquisition of the Project.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1 Financial Statements.

(a) Quarterly Reports. Within thirty (30) days after the end of each calendar quarter, Borrower shall (i) furnish to Lender a current (as of the end of such calendar quarter) rent roll, together with Borrower’s balance sheet and a detailed operating statement (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses, Net Operating Income and Excess Cash Flow for the calendar quarter just ended.

(b) Annual Reports. Within ninety (90) days after the end of each calendar year, Borrower shall (i) furnish to Lender a current (as of the end of such calendar year) balance sheet and a detailed operating statement stating annual Operating Revenues, Operating Expenses, Net Operating Income and Excess Cash Flow for each of Borrower and the Project and (ii) cause Guarantor to deliver to Lender a certificate stating that Guarantor is in compliance with the Financial Covenants, which certificate, which shall include a personal financial statement and liquidity verification, shall be in the same form as the certificate delivered by Guarantor to Lender on the date hereof in connection with the closing of the Loan.

(c) Appraisals. Lender may, at its option, commission a new and/or updated Appraisal of the Project from time to time after the date hereof; provided, however, that Borrower shall only be required to reimburse Lender for such new and/or updated Appraisal if an Event of Default exists or if such Appraisal is required by applicable Legal Requirements.

(d) Certification; Supporting Documentation. Each such report and financial statement shall be in scope and detail reasonably satisfactory to Lender and shall be accompanied by a certificate of a duly authorized representative of Borrower, stating that such information is true, correct and complete and that, to the best of his or her knowledge, no Event of Default has occurred, or if an Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto.

Section 7.2 Accounting Principles. All financial statements shall be prepared in accordance with GAAP or such other basis of accounting as Lender approves in writing. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 7.3 Other Information. Borrower shall deliver, or cause to be delivered, to Lender such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project within thirty (30) days after Lender’s request therefor. Borrower shall also furnish Lender with copies of all documents distributed or sent by it or Guarantor to its or Guarantor’s shareholders, members, partners, investors, owners or creditors generally or any class of them at the same time as they are distributed or sent.

Section 7.4 Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Lender its proposed annual operating and capital improvements budget for the Project for such fiscal year for review and approval by Lender.

Section 7.5 Audits and Records.

(a) While an Event of Default exists, Lender shall have the right to choose and appoint a certified public accountant to perform financial audits with respect to the Project as it deems necessary, at Borrower’s expense. Borrower shall permit Lender to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project;

(b) At any time during regular business hours upon prior notice, Borrower shall permit Lender and/or any of its agents or representatives (including any auditor chosen by Lender) to have access to, and to examine, all of Borrower’s and Guarantor’s books and records, including, without limitation, those relating to the ownership, development, management, leasing and/or operation of the Project;

(c) Borrower shall permit Lender to copy and make abstracts from any and all of Borrower’s and Guarantor’s books and records relating to the Project; and

(d) Borrower shall annually cause Guarantor to allow representatives of Lender to inspect its financial records, including, without limitation, records of entities in which it may have an equity interest, at Guarantor’s office, and to supply Lender with such factual information as it and/or they may request in order to develop a schedule of Guarantor’s assets, liabilities, liquid net worth, cash flow, and contingent liabilities. Guarantor shall supply such certifications with respect thereto as may be reasonably requested by Lender.

Section 7.6 Annual Ownership Report. Within thirty (30) days after the end of each calendar year, Borrower shall deliver to Lender a certification that the then-current organizational chart of Borrower, which shall be attached to such certification and shall have the same level of detail as provided for in the form attached hereto as Schedule 6.1(b), is true, correct and complete.

Section 7.7 Electronic Submissions. Subject to Section 11.1 as to any approval, consent, demand, notice or, request, any budgets, reports, statements, rent rolls, leasing reports, sales reports and/or other information required to be submitted by Borrower or its agents, contractors or employees to Lender under this Agreement shall be delivered electronically via email in PDF format (and, with respect to rent rolls, in Excel format) to Lender at the email address(es) from time to time to be designated by the relevant loan officer of Lender.

ARTICLE 8

COVENANTS

During the term of the Loan and so long as any Obligations are outstanding, Borrower covenants and agrees with Lender as follows:

Section 8.1 Due on Sale and Encumbrance; Transfers of Interests.

(a) Without the prior approval of Lender, which may be withheld in its sole and absolute discretion, the Loan shall become due and payable upon the occurrence of any Transfer (other than a Permitted Transfer).

(b) With respect to any and all Transfer(s), if such Transfer is of five percent (5%) or more of the direct or indirect interests in Borrower (or such lesser percentage as may be required from time to time under applicable Legal Requirements), Borrower shall provide Lender with (i) prior notice of such Transfer (or if no Loan Party had prior notice of such Transfer, promptly upon any Loan Party having such knowledge), (ii) sufficient information about the transferee so that Lender may fulfill its “know your customer” requirements (which, by way of example, may include the receipt and review of copies of operating agreements, by-laws, partnership agreements, articles of incorporation, articles of organization, certificates of formation, certificates of good standing, W-9 forms, updated organizational charts, valid governmental forms of identification and such other information or documentation reasonably required by Lender with respect to such “know your customer” requirements) and (iii) such other information or documentation reasonably required by Lender from time to time with respect to such “know your customer” requirements. Any Permitted Transfer shall be conditioned upon Lender’s confirmation (which confirmation shall not be unreasonably delayed) that such transferee is neither a Sanctioned Party, a Prohibited Person or a restricted person described in Article 13, failing which such proposed Permitted Transfer shall be void ab initio; provided that a Permitted Transfer due to death shall not be subject to the aforementioned condition.

(c) Nothing contained in Section 8.1(i) shall limit the prohibitions contained in Article 13, nor shall any Below the Fund Transfer involve a Person (i) with whom Lender is adverse in any pending litigation or arbitration, (ii) with whom Lender is prohibited by Legal Requirements from conducting business, or (iii) is a Sanctioned Party or a Prohibited Person.

(d) Intentionally omitted.

(e) Notwithstanding the provisions of this Section 8.1, if no Event of Default exists, Lender shall permit, in a transaction approved by Lender in its sole discretion, one (1) transfer or sale of the Project during the term of the Loan, without an increase in the rate of interest payable under the Note or any other material changes in the Loan Documents, provided that each of Borrower and the proposed transferee satisfies all conditions set forth in the Loan Documents, including without limitation the following: (i) Lender shall receive a written request for its approval at least ninety (90) days before the proposed transfer, which request shall specify the identity of the proposed transferee, the purchase price and other terms of the transaction, shall include a copy of the proposed contract of sale, and shall be accompanied by the financial statements, tax returns, and organizational documents of the proposed transferee and its principals and any other documents or information required by Lender (including without limitation, all information required by Lender to satisfy its “know your customer” requirements); (ii) the transferee shall expressly, unconditionally and fully assume, without modification, the Note, each of the other Loan Documents, and all obligations and liabilities thereunder, which assumption shall be in form and substance satisfactory to Lender in its sole discretion; (iii) the transferee and its ownership structure, reputation, financial strength, credit history, demonstrated property management expertise ( or property manager of the proposed transferee) and principals are each satisfactory to Lender in its sole discretion; (iv) a replacement guarantor that satisfies the Financial Covenants and is otherwise acceptable to Lender shall execute an Indemnity Agreement, a Recourse Indemnity and any other Loan Documents executed by Guarantor, in the form originally executed by Guarantor; (v) Borrower and Guarantor shall retain liability under the Loan Documents for matters arising before or in connection with the transfer; (vi) Borrower or the transferee pays to Lender at or prior to the time of transfer a sum equal to one-half of one percent (0.50%) of the Principal Balance, together with all of Lender’s costs and expenses incurred in connection with the proposed transfer, including reasonable attorneys’ fees; (vii) Borrower provides to Lender a true and correct copy of the as-recorded deed or other instrument by which such transfer is made and such Appraisals, Site Assessments, property condition reports and other third party reports as Lender requires; (viii) Borrower provided to Lender a letter authorizing transfer to the transferee of any Reserve Funds then on deposit with Lender; (ix) Lender receives satisfactory evidence from the proposed transferee of all insurance required under this Agreement; (x) Lender receives an endorsement to the Title Policy insuring the continued validity and priority of the Mortgage following the assumption and such other endorsements as Lender requires, without any new exceptions other than those approved by Lender in writing; and (xi) the transferee provides to Lender such opinions as it requires as a condition to approving the transfer.

Section 8.2 Taxes; Charges. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment, except when funds in the appliable Reserve Account are sufficient to pay the same. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands so long as (a) Borrower notifies Lender that it intends to contest such claim or demand, (b) Borrower provides Lender with an indemnity, bond or other security satisfactory to Lender (including an endorsement to Lender’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s Obligations for such claims and demands, including interest and penalties, and (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the thirtieth (30th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.

Section 8.3 Property Management. Borrower has entered into the Management Agreement and shall not terminate, replace or appoint any property manager (other than Property Manager) or terminate or amend such management agreement for the Project without Lender’s prior approval. Any change in ownership or control of the property manager shall be cause for Lender to re-approve such property manager and management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the management agreement in all material respects. Without Lender’s prior approval, no management fee payable to a property manager may exceed five percent (5%) of Operating Revenues.

Section 8.4 Operation; Maintenance; Inspection; Alterations.

(a) Borrower shall observe and comply in all material respects with all Legal Requirements applicable to the ownership, use and operation of each Project. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Project or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Project in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Legal Requirements without the prior written consent of Lender. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower (except that in the event of an emergency, no advance notice shall be necessary), to inspect the Project and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of each Project.

(b) Borrower shall obtain Lender’s prior consent to any alterations of any portion of the Project. Notwithstanding the foregoing, Lender’s prior consent for an alteration shall not be required unless the estimated cost thereof exceeds $650,000.00 (the “Alterations Threshold”). No approval shall be required for (and the above-specified Alterations Threshold shall exclude) alterations (i) required by applicable Legal Requirements, (ii) pursuant to any Lease existing as of the date hereof or (iii) that are non-structural, such as carpeting or painting.

(c) Any request for Lender’s prior consent to an alteration that is required under this Agreement shall be delivered to Lender together with all materials reasonably determined by Borrower to be necessary for Lender to evaluate such request. Borrower shall promptly reimburse Lender for its costs and expenses reasonably incurred in reviewing any such request.

(d) Borrower shall not permit any reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions or other title exceptions or encumbrances to affect the Project, other than those listed in the Title Policy.

(e) Borrower covenants to use and maintain each Project solely as a retail shopping center. Borrower may change such purpose of a Project only with the prior written consent of Lender, which Lender may grant or withhold in its discretion.

Section 8.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Lender (in the case of Taxes, to the extent set forth in Schedule 2.5). If there shall be enacted any Legal Requirements (a) deducting the Loan from the value of the Project for the purpose of taxation, (b) affecting any Lien on the Project, or (c) changing existing Legal Requirements of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof and, in the case of Taxes, to the extent set forth in Schedule 2.5, that (i) this Section 8.5 shall not apply to Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Lender and (ii) if such payment would be prohibited by Legal Requirements or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6 Legal Existence; Name; Organizational Documents.

(a) Each Loan Party that is not an individual shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the Legal Requirements of the state of its formation and in every state in which it does business, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. No Loan Party that is not an individual shall (i) wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, or acquire all or substantially all of the assets of the business of, any Person, or (ii) divide into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Act, as amended, or otherwise or other similar Legal Requirements of the jurisdiction where such Loan Party is organized. Notwithstanding the provisions of Section 8.6(a)(i), no Event of Default shall occur as a result of any reorganization, merger or consolidation of Guarantor so long as, following such event, Guarantor is in compliance with the Financial Covenants.

(b) Borrower shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (i) shall have obtained the prior consent of Lender to such change, and (ii) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 8.7 Affiliate Transactions. Without the prior consent of Lender, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower other than the Management Agreement, or any subsequent management agreements with Affiliates of Borrower.

Section 8.8 Limitation on Other Debt. Borrower shall not, without the prior consent of Lender, incur any Debt other than the Loan and customary trade payables which are payable, and shall be paid, within thirty (30) days of when invoiced and do not exceed, in the aggregate, two percent (2.0%) of the Principal Balance.

Section 8.9 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) (x) other than with respect to the Notes(s), execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith and to consummate fully the transaction contemplated under this Agreement and the other Loan Documents, and/or correct any discrepancies or defects in connection with any releases of liens or security interest, or (y) with respect to the Note(s), Lender may require Borrower to execute a reaffirmation in the form of a replacement note in connection with

(i) assignments of a Lender’s interest in the Loan, (ii) changes to any A/B Notes structure, or (iii) if Lender informs Borrower in writing that a Note was lost, stolen, destroyed or mutilated and Lender delivers a “lost note affidavit” in its customary form.

Section 8.10 Estoppel Certificates.

(a) Borrower, within ten (10) Business Days after request, shall furnish to Lender a statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and stating that no Major Potential Default or Event of Default has occurred, or if a Major Potential Default or Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto, and such other matters as Lender reasonably may request.

(b) Borrower, within ten (10) Business Days after request, shall furnish to Lender a statement, duly acknowledged, indicating any changes to the accuracy of the representations contained in Section 4.1 and/or in Article 6.

Section 8.11 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Major Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Major Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business; (c) threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Project; and (d) any event or circumstance resulting in, or which would reasonably be expected to result in, a Material Adverse Effect.

Section 8.12 Indemnification. Borrower shall defend, indemnify and hold harmless Lender, its affiliates and its or their respective directors, officers, employees, attorneys, agents, advisors, participants, successors and assigns from and against any and all deficiencies, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, awards, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and expenses, in connection with (a) any inspection, review or testing of or with respect to the Project, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (c) any proceeding instituted by any Person claiming a Lien, and (d) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, including, without limitation, those arising from the joint, concurrent, or comparative negligence of Lender, except to the extent any of the foregoing is caused by Lender’s gross negligence or willful misconduct. Borrower shall have no liability under this Section 8.12 for Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Lender, other than any such Taxes relating to indemnification for amounts other than such Taxes. This Section 8.12 shall survive the satisfaction of the Obligations in accordance with Section 11.18

Section 8.13 Compliance With Legal Requirements. Borrower shall fully, faithfully and punctually comply (and shall use commercially reasonable efforts to cause all lessees and other Persons that occupy or enter upon the Project at all times so to comply) in all material respects with all Legal Requirements of any Governmental Authority having jurisdiction over Borrower or the Project now or hereafter in effect (including any of the foregoing that heretofore have been promulgated but which are not yet in effect), in each instance as modified, amended, renewed and/or extended, which are applicable to Borrower, to the Project or any portion thereof, to the use, manner of use, occupancy, possession, condition, operation, maintenance, alteration, repair, replacement, or restoration of the Project or any portion thereof or to the conduct of Borrower’s business at the Project (“Requirements”), including, without limitation, Requirements that, if violated, would cause the Project or a part thereof to be subject to forfeiture or a Lien. Notwithstanding the foregoing, Borrower may contest the validity of such Requirements so long as (a) Borrower notifies Lender that it intends to contest the same, (b) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense, and (c) such contest will not subject Borrower, any Borrower Party or the Project to any potential civil or criminal liability or any Lien. During the term of the Loan, Borrower shall (and shall cause the holders of direction and/or indirect, legal and/or beneficial interest in Borrower to) (i) within five (5) Business Days of receipt of the same, notify Lender and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to Borrower’s acquisition of the Project, (ii) make any filing requested by CFIUS related to Borrower’s acquisition of the Project, (iii) cooperate with, and fully respond to any inquiries received from, CFIUS or any Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to Borrower’s acquisition of the Project, in each case within the time permitted by CFIUS or such Governmental Authority, as applicable, and (iv) subject to the terms and conditions hereof, take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review.

Section 8.14 Single Purpose Covenants.

(a) Each Borrower shall at all times be a Single Purpose Entity. For the purpose of this Agreement a “Single Purpose Entity” means a Borrower which shall at all times: (i) exist solely for the purpose of, and not engage in any business or activity other than, the owning, operating, financing, leasing and otherwise dealing with the Project, and activities incidental thereto; (ii) not acquire or own any assets other than the Project and such incidental personal property as may be necessary for the ownership and operation thereof; (iii) not incur any Debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than as expressly permitted by this Agreement; (iv) maintain its books and records separate from any other Person; (v) maintain its bank accounts separate from any other Person; (vi) conduct business in its own name; (vii) hold all of its assets in its own name and not commingle its assets with those of any other Person; (viii) maintain its financial statements, accounting records and other entity documents separate from any other Person; (ix) to the extent funds from operation of the Project permits, intends to remain solvent and pay its own liabilities and expenses (including, without limitation, salaries of its own employees) only out of its own funds; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower; (x) observe all material organizational formalities necessary to maintain its separate existence, and not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation; (xi) except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and properly reflected on its books and records, not enter into or be party to any transaction with its partners, members, stockholders or Affiliates except in the ordinary course of its business and on terms and conditions that are intrinsically fair, commercially reasonable and are no less favorable to Borrower than would be obtained in a comparable arms-length transaction with an unaffiliated third party; (xii) maintain a sufficient number of employees in light of its contemplated business operations; (xiii) except as expressly contemplated in the Loan Documents, not guarantee or become obligated for the debts of any other Person; (xiv) except as expressly contemplated in the Loan Documents, not (1) hold out its credit as being available to satisfy the obligations of any other Person or otherwise pledge its assets to secure the obligations of any other Person or (2) hold out its credit or assets as being available to satisfy the obligations of any other Person or (3) make any loans or advances to any Person, or (4) own any stock or securities of, any Person, or (5) buy or hold evidence of indebtedness issued by any other Person or (6) with respect to Borrower, own any subsidiary, or make any investment in, in any Person; (xv) not acquire obligations or securities of its partners, members, stockholders or other Affiliates, as applicable; (xvi) allocate fairly and reasonably any shared expenses (including, without limitation, office space and services performed by an employee of an Affiliate) with any other Person; (xvii) use separate stationery, invoices, and checks bearing its own name; (xviii) except as expressly contemplated in the Loan Documents, not pledge its assets for the benefit of any other Person or make any loans or advances to any Person; (xix) hold itself out as a separate and distinct entity under its own name and not as a division or part of any Person; (xx) correct any known misunderstanding regarding its separate and distinct identity; (xxi) to the extent funds from operation of the Project permit, intend to maintain adequate capital in light of its contemplated business obligations; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower; (xxii) (1) comply in all material respects with the provisions of its organizational documents and (2) not amend, modify, terminate or fail to comply in any material respect with the provisions of its organizational documents, in each case without the prior written consent of Lender; (xxiii) except as expressly contemplated in the Loan Documents, not, to the fullest extent permitted by Legal Requirements, (1) dissolve or liquidate or consolidate or terminate or transfer or otherwise dispose of all or substantially all of its assets or change its legal structure or merge with or into any other entity in whole or in part, or (2) divide into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended, modified, replaced and/or supplemented from time to time (the “Act”) or other similar Legal Requirement of the jurisdiction in which each Borrower is formed, or otherwise, or (3) take any Material Action or action that might cause such entity to become insolvent, in each case, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of Borrower or Borrower’s sole member, as applicable, including, without limitation, the Independent Director; (xxiv) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxv) not fail to (1) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” or part of a consolidated (or combined) group for tax purposes and is not required to file its own tax returns under applicable Legal Requirements and (2) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Borrower; (xxvi) not have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents; (xxvii) not identify itself as a department or division of any other Person; (xxviii) with respect to Borrower’s sole member, cause Borrower to comply with the provisions of this Section 8.14; and (xxix) with respect to Borrower, have organizational documents that provide that (1) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (x) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and Borrower’s operating agreement, or (y) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and Borrower’s operating agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of Borrower and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that caused Member to cease to be a member of Borrower, and any Person acting as the Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower’s existence without dissolution and (2) Special Member may not resign from Borrower or transfer its rights as Special Member or be removed as Special Member unless (x) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (y) such successor Special Member has also accepted its appointment as the Independent Director. Borrower’s organizational documents shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) pursuant to Section 18-301 of the Act, Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by Borrower’s operating agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to Borrower’s operating agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower. Neither Borrower nor any member or Affiliate of Borrower may remove an Independent Director or Special Member without Lender’s prior consent. Any action initiated by or brought against Member or Special Member under any Creditors Rights Law shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the existence of Borrower shall continue without dissolution. Borrower’s operating agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Law, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower. The organizational documents of Borrower and Borrower’s sole member shall provide an express acknowledgment that Lender is an intended third party beneficiary of the “special purpose” provisions of such organizational documents. For the avoidance of doubt, compliance with the immediately preceding six sentences shall also comprise elements of the definition of “Single Purpose Entity.”

(b) The organizational documents of Borrower (where Borrower is a corporation or a single member limited liability company formed under the Act) and Borrower’s sole member, as applicable, shall include the following provisions: (i) at all times there shall be, and Borrower or Borrower’s sole member, as applicable, shall cause there to be, at least one (1) Independent Director; (ii) the board of directors or managers of Borrower or Borrower’s sole member, as applicable, shall not take any Material Action which, under the terms of any certificate of incorporation, by laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of Borrower or Borrower’s sole member, as applicable, unless at the time of such action there shall be at least one member of the board of directors or managers who is an Independent Director; (iii) Borrower or Borrower’s sole member, as applicable, shall not, without the unanimous written consent of its board of directors or managers, including the Independent Director, on behalf of itself or Borrower, as the case may be, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Director shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of Borrower and Borrower’s sole member (including their respective creditors), and except for its duties to Borrower and Borrower’s sole member with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of Borrower and Borrower’s sole member solely to the extent of their respective economic interests in Borrower or Borrower’s sole member but shall exclude (1) all other interests of such constituent equity owners, (2) the interests of other affiliates of Borrower or Borrower’s sole member, and (3) the interests of any group of affiliates of which Borrower and Borrower’s sole member are a part), the Independent Director shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (iv) no Independent Director of Borrower or Borrower’s sole member may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless Borrower or Borrower’s sole member provides Lender with not less than five (5) Business Days’ prior written notice of (1) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (2) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.

Section 8.15 Cooperation.

(a) Borrower acknowledges that Lender and its successors and assigns may without notice to or consent from Borrower (i) sell this Agreement, the Mortgage, the Note, the other Loan Documents, and any and all servicing rights thereto to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, (iii) deposit this Agreement, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell or encumber the Loan or interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any rating agency involved in any Secondary Market Transaction. Borrower further agrees that Lender may, without any notice to or consent from Borrower, disseminate to any such actual or potential purchaser(s), assignee(s), lender(s) or participant(s) all documents and information (including all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Project and its operation; (b) any party connected with the Loan (including Borrower, any Borrower Party, any partner of Borrower or any Borrower Party, any constituent partner or member of Borrower or any Borrower Party), and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. Borrower shall provide such information and documents (and updated information and documents) relating to Borrower, Guarantor and the Project as Lender may request in connection with such Secondary Market Transaction, together with such opinion(s) of counsel as Lender may reasonably request. In addition, Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by or on behalf of Borrower. Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as Lender may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change any of the economic terms of the Loan or materially increase Borrower’s non-monetary Obligations or materially diminish Borrower’s rights under this Agreement and the other Loan Documents. All reasonable third party costs and expenses incurred by any Loan Party in connection with Borrower’s complying with requests made under this Section 8.15 shall be paid by Lender, except for Borrower’s attorneys’ fees. In the event of any such sale, assignment, encumbrance, grant or participation, Lender and the parties to such transaction will share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves.

(b) Lender shall have the right, at its own expense, at any time, to modify the Loan in order to create one or more notes of equal or varying priority and/or interest rates (including, without limitation, so-called “A/B Notes”); provided, that: (i) the Principal Balance of the Loan as of the effective date of such modification equals the Principal Balance of the Loan immediately prior to such modification; and (ii) the weighted average stated interest rate of all such notes on the date created shall equal the stated interest rates that were applicable to the Loan immediately prior to such modification of the Loan. Lender shall have the right to modify the Loan in accordance with this Section 8.15(b) upon notice to Borrower in which event such modification shall then be deemed effective. If requested by Lender, Borrower shall promptly execute an amendment to this Agreement, the Note and the other Loan Documents to evidence such modification; provided that such amendment shall have no materially adverse tax consequences to Borrower or any of its direct or indirect owners. Borrower shall, at its own expense, cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith.

(c) The indemnity obligations of Borrower under the Loan Documents (including under Section 8.12) will also apply with respect to any purchaser, assignee, lender or participant. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.15, Lender may (without notice to Borrower and without payment of any fee) at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment will release Lender from its obligations thereunder. In the event Lender sells or assigns the Loan and the Loan Documents, Lender will endeavor to give Borrower notice thereof (without liability for failure to so deliver such notice).

(d) At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (i) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due under this Agreement and interest at the Default Rate actually paid by Borrower in respect of such payments is insufficient to pay the same) and expenses paid by Servicer or trustee in respect of the protection and preservation of the Project (including, without limitation, payments of Taxes and insurance premiums) and (ii) all of the following costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (A) as a result of an Event of Default or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (B) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (C) the costs of all property inspections and/or appraisals of the Project (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (D) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

Section 8.16 Required Debt Yield; Cash Sweep.

(a) The Debt Yield shall be calculated quarterly, beginning on the first Test Date, by Borrower within thirty (30) days following the end of the immediately preceding calendar quarter. Borrower shall promptly certify to Lender such calculation in writing, together with all statements and background information used for such calculation. Notwithstanding the foregoing, Lender may complete its separate calculation of Debt Yield as of such Test Date, which shall be binding on Borrower absent manifest error.

(b) Beginning on the date hereof and continuing until the Obligations are satisfied in full, Borrower covenants that the Projects shall maintain an aggregate Debt Yield of not less than 7.75%.

(c) If at any time (and from time to time) the aggregate Debt Yield is less than 7.75%, Lender may in its sole discretion send a Redirection Notice, which shall cause Lender to have full control of the Collections Account in accordance with Section 2.9 until a Cash Sweep Cure Event.

(d) If at any time (and from time to time) Debt Yield is less than 6.25%, then Borrower shall deposit with Lender a cash reserve (the “Interest Reserve Funds”) in an amount as, when deducted from the Principal Balance, would cause the Debt Yield to be no less than 6.35% (the “Debt Yield Deposit Requirement”). If prior to the occurrence of such failure to achieve at least a 6.25% Debt Yield, a Cash Sweep Period was already ongoing, then Lender shall first apply funds in the Cash Management Account to satisfy the Debt Yield Deposit Requirement. The Interest Reserve Funds shall be returned to Borrower when Project achieves a Debt Yield of no less than 6.35% for two (2) consecutive calendar quarters (without taking the Interest Reserve Funds into consideration for such Debt Yield calculation), and provided that no other Cash Sweep Period or Event of Default is then ongoing.

Section 8.17 Financial Covenants. Borrower shall cause Guarantor to maintain throughout the term of the Loan (a) a consolidated net worth of not less than $110,000,000.00, as reasonably determined by Lender, and (b) minimum liquidity of $6,000,000.00 (consisting only of available cash and/or readily marketable securities traded on a major U.S. domestic, public stock exchange). Lender shall test Guarantor’s consolidated net worth, minimum liquidity and contingent liabilities on an semi-annual basis. The foregoing financial requirements and covenants imposed upon Guarantor are referred to in this Agreement as the “Financial Covenants.” With respect to Guarantor’s minimum liquidity, liquid assets shall be deemed to include only cash and cash equivalents, obligations of the U.S. government supported by its full faith and credit, certificates of deposit issued by commercial banks which at all times are rated in the highest short-term rating category by each Rating Agency, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations and liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market, none of which liquid assets have been pledged, encumbered or otherwise restricted in use, including, without limitation, by operation of any applicable cash management system.

Section 8.18 Intentionally Omitted.

Section 8.19 Accounts.

(a) Borrower represents, warrants and covenants that there are and shall be no deposit, securities or similar accounts (other than the Accounts) maintained by Borrower or any other Person with respect to the Project. Borrower shall promptly deposit or cause to be deposited all Operating Revenues into the Collections Accounts within two (2) Business Days of receipt.

(b) Borrower agrees that, until the Obligations are indefeasibly satisfied in full, neither Borrower nor any other Person shall (i) close the Collections Accounts, (ii) open any accounts for the operations of the Project except for the Accounts and any other accounts approved by Lender in its sole discretion or (iii) rescind, withdraw or change the directions sent pursuant to Section 8.19(a) without Lender’s prior written consent. The foregoing shall not prohibit Borrower from opening, maintaining and utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower to the extent permitted under this Agreement and the other Loan Documents and provided that, prior to the use of such separate accounts, Borrower pledges and grants to Lender a security interest in all such funds and accounts as additional security for the Loan and enters into a control agreement(s) evidencing and/or securing such pledge as Lender shall require.

(c) Borrower hereby pledges and grants to Lender a security interest in the Collections Accounts, the other Accounts and in all such funds and accounts as additional security for the Obligations and shall enter into such control agreement(s) evidencing and/or securing such pledge as Lender shall require.

(d) Borrower acknowledges that if Depositary Bank sets off and/or charges the Collections Accounts for any fees or expenses, within fifteen (15) days of such set off or charge, Borrower shall deposit, or shall cause to be deposited, into the Collections Accounts an amount equal to such set off or charge.

(e) During a Cash Sweep Period or Event of Default, Borrower shall provide to Lender electronic access to the Accounts.

Section 8.20 ERISA. Borrower shall not establish any pension plan for employees which would cause Borrower to be subject to the ERISA. However, the foregoing shall not prohibit Borrower from being a party to any collective bargaining agreement for its employees which provides for pension plan contributions.

Section 8.21 No Cross-Default or Cross-Collateralization.

(a) Except as expressly contemplated in the Loan Documents, neither Borrower nor any Borrower Party shall (i) enter into any agreement under which, the default by Borrower or such Borrower Party, as the case may be, may result in an Event of Default under this Agreement or any of the other Loan Documents, or (ii) grant a Lien on any of the collateral for the Obligations to secure any obligation of Borrower or any Borrower Party under any agreement with any Person other than Lender related to the Loan.

(b) Borrower shall not be a party to, or be bound by, any so-called integrated cash management arrangement with any of its Affiliates or sponsors.

Section 8.22 No Cessation of Business. Borrower shall not cease, or threaten to cease, to carry on its business operations as they exist on the date hereof.

Section 8.23 No Cash Distributions. While an Event of Default or any Cash Sweep Period exists, Borrower shall not declare or pay any dividend or make any other distribution to its interest owners, directly or indirectly, issue any further ownership interests or alter any rights attaching to its issued ownership interests as at the date of this Agreement, or repay or redeem any of its invested capital. Any fees to Borrower, Guarantor, any of their respective affiliates, principals, partners, sureties or any related Person shall be subordinate to Debt Service on the Loan. For the avoidance of any doubt, and in accordance with this Section 8.23, Guarantor may receive, as the sole member of Borrower, periodic distributions of net cash flow from operations of the Project so long as no Event of Default exists, the Loan is not in a Cash Sweep Period, and such distributions are made pursuant to the organizational documents of Borrower.

ARTICLE 9

EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” under the Loan:

Section 9.1 Payments. Borrower’s failure to pay (w) any regularly scheduled installment of principal due under this Agreement or the Note on its due date, (x) interest or other regularly scheduled amount due under this Agreement or the Loan Documents within two (2) Business Days after the date when due, (y) the Loan at the Maturity Date, whether by acceleration or otherwise, or (z) any other amount required to be paid by Borrower hereunder or under any of the other Loan Documents within the time periods applicable to any such payment after notice by Lender to Borrower as set forth herein or therein, or if no time period and/or notice period is expressly set forth, within five (5) Business Days after Lender’s demand therefor.

Section 9.2 Insurance. (a) Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement or (b) in the event that a copy of the insurance policy with respect to a specific insurance coverage has not already been delivered to Lender, the failure of Borrower to deliver such insurance policy within thirty (30) days after the date hereof or (c) the failure of any certificate of insurance delivered to Lender to accurately reflect in any respect the insurance coverage provided under the insurance policy to which such certificate of insurance relates.

Section 9.3 Sale, Encumbrance, etc. The Transfer of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of Section 8.1.

Section 9.4 Covenants. Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for thirty (30) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure as specified in any of the other Loan Documents. Borrower shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) intentionally omitted; (c) Borrower is diligently undertaking to cure such failure, and (d) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9.

Section 9.5 Representations and Warranties. Any certification, representation or warranty made in, or pursuant to, any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 9.6 Single Purpose Entity. The failure of any Borrower to maintain its status as a Single Purpose Entity.

Section 9.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any Creditors’ Rights Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Bankruptcy Code.

Section 9.8 Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any Creditors’ Rights Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.9 Failure to Make Deposit. Borrower’s failure to make the Debt Yield Deposit Requirement as and when required pursuant to Section 8.16.

Section 9.10 Misapplication or Misappropriation of Funds. Borrower’s misapplication or misappropriation of (a) Reserve Funds, funds disbursed from the Reserve Funds, or any proceeds of the Loan disbursed pursuant to Section 2.6, or (b) security deposits in violation of the Leases.

Section 9.11 Failure To Make Deposits. Borrower’s failure to deliver to Lender the impounds required in accordance with Section 3.4.

Section 9.12 Mezzanine Loan. The existence of any Mezzanine Loan Default and such Mezzanine Loan Default remains uncured within thirty (30) days after occurrence of the same.

Section 9.13 Anti-Terrorism and Anti-Money Laundering. The failure of Borrower or any of its Affiliates to comply with the provisions of Article 13.

Section 9.14 Other Loan Documents. The occurrence of a default, Default, event of default, or Event of Default (beyond the expiration of any applicable notice or cure periods) under any of the other Loan Documents.

Section 9.15 Other Defaults. The occurrence of a (i) default under Section 2.6, 2.8, 5.2, 5.3(e), (f), or (g), 8.2, 8.3, 8.4(ii), (iii), (iii) or (iv), 8.5, 8.6, 8.7, 8.8, 8.11, 8.17, 8.19, 8.21, 8.22, 8.23 or 8.25 of this Agreement beyond any applicable notice, cure or grace period expressly set forth therein, or (ii) a default which continues for fifteen (15) days under Section 8.4(i), or 5.3(a), (b), (c), (d) or (h).

Section 9.16 ERISA. The assets of any Loan Party become “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, any “plan” within the meaning of Section 4975 of the Code that is subject to Section 4975 of the Code or any entity the underlying assets of which are deemed to include plan assets.

Notwithstanding anything herein or in the other Loan Documents to the contrary, if an Event of Default occurs (after expiration of any applicable cure periods in this Article 9 or any of the other Loan Documents), no Borrower nor any other Borrower Party shall have a right to cure such Event of Default, and Lender shall have no obligation to accept such cure. Any such Event of Default shall exist unless waived in accordance with Section 11.2 of this Agreement.

ARTICLE 10

REMEDIES

Section 10.1 Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or Section 9.8, the obligations of Lender to advance amounts hereunder shall automatically and immediately terminate, and all amounts due under the Loan Documents automatically and immediately shall become due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of any kind, all of which are hereby expressly waived by Borrower; provided; however, that if the Bankruptcy Party under Section 9.7 or Section 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.

Section 10.2 Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Lender may (a) by notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 10.3 Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so upon consultation with Borrower and in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall consult with Borrower but shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials affect or threaten to affect the Project, Lender may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. Any approval, confirmation, consent, demand, determination, notice, request or other communication required or permitted to be given under this Agreement or any other Loan Documents shall be in writing and either shall be sent by overnight air courier service, personally delivered to a representative of the receiving party. All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	c/o Wheeler REIT, L.P. 2529 Virginia Beach Blvd. Virginia Beach, VA 23452 Attention: M. Andrew Franklin

With a copy to:	Stuart Pleasants 2529 Virginia Beach Blvd. Virginia Beach, VA 23452

If to Lender:	Guggenheim Real Estate, LLC c/o Guggenheim Partners Investment Management, LLC 100 Wilshire Boulevard, Suite 500 Santa Monica, California 90401 Attention: Head of Real Estate

With a copy to:	Guggenheim Real Estate, LLC c/o Guggenheim Partners Investment Management, LLC 231 S. Bemiston Avenue, Suite 1250 St. Louis, Missouri 63105 Attention: Jennifer A. Marler

With a copy to:	Dentons US LLP 4520 Main Street, Suite 1100 Kansas City, Missouri 64111 Attention: Sarah Armendariz, Esq.

Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered or (2) on the first (1st) Business Day after deposit with an overnight air courier service, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. Either party may designate a change of address by notice to the other by giving at least ten (10) days prior notice of such change of address. Notwithstanding anything to the contrary set forth herein or in any other Loan Documents, notices under each Loan Document shall be permitted to be given by electronic mail so long as such notice is transmitted to the electronic mail addresses of the recipient set forth in and a copy of such notice is also sent by one of the other permitted notice methods under such Loan Document. For purposes of the foregoing, (a) Borrower’s electronic mail address for notices is loans@whlr.us, with copies afranklin@whlr.us and cplum@whlr.us; and (b) Guarantor’s electronic mail address for notices is loans@whlr.us, with a copy to cplum@whlr.us.

Section 11.2 Amendments and Waivers. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. For the avoidance of doubt, nothing herein or in any of the other Loan Documents shall be, or shall be deemed to constitute, a waiver, amendment, modification, forbearance or extension with respect to the Loan or the other Loan Documents other than in accordance with the express terms and conditions hereof for the limited and express purposes contemplated hereby. In addition, no single or multiple waivers, amendments, modifications, forbearances or extensions, whether previously entered into or entered into in the future, shall constitute, or be deemed to constitute, a course of dealing creating any additional obligation to waive, amend, modify, forbear or extend any obligations or conditions under any of the Loan Documents, unless expressly agreed in writing by the parties hereto.

Section 11.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury Legal Requirements. Accordingly, all agreements between Borrower, on one hand, and Lender, on the other hand, with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by Legal Requirements. If the Loan would be usurious under applicable Legal Requirements (including the Legal Requirements of the State of New York, the State and the U.S.), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable Legal Requirements that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable Legal Requirements, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable Legal Requirements. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable Legal Requirements, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable Legal Requirements, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the Legal Requirements of the State of New York, without giving effect to New York’s principles of conflicts of laws, except that if at any time U.S. federal Legal Requirements permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the Legal Requirements of the State of New York (whether such U.S. federal Legal Requirements directly so provide or refer to the Legal Requirements of any state), then such U.S. federal Legal Requirements shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 11.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5 Reimbursement of Expenses. Borrower shall promptly upon request pay all expenses incurred by Lender in connection with the origination of the Loan and the preparation, negotiation, execution and delivery of the Loan Documents, including, without limitation, fees and expenses of Lender’s environmental, engineering, insurance and other consultants, premiums for title insurance and endorsements thereto and fees, charges or taxes for the recording or filing of Loan Documents, and the reasonable fees and expenses of Lender’s attorneys, whether incurred by Lender prior to, on or after the date hereof. Borrower shall also promptly upon request from time to time pay all expenses of Lender in connection with the administration of the Loan, including, without limitation, amendments, modifications, consents, waivers, audit costs, inspection fees, settlement of condemnation and casualty awards, expenses, charges and expenses of any other architectural/engineering consultants. Borrower shall promptly upon request reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Lender under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include, without limitation, all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 11.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions to the obligations of Lender hereunder, including the obligation to make the Loan, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 11.7 Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower, on the one hand, and Lender, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender, and Borrower or to create an equity in the Project in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (a) Lender shall not be construed as (i) a partner, joint venturer, agent, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners or (ii) having a common interest in profits or income between Lender and Borrower, or to create an equity interest in the Project in Lender, and Lender intends to ever assume such status; (b) Lender shall not in any event be liable for any Debts, costs, liabilities, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members or partners.

Section 11.8 Time of the Essence. Time is of the essence with respect to this Agreement.

Section 11.9 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Lender and Borrower and the respective successors and assigns of Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior consent of Lender, assign or attempt to assign any rights, duties or obligations hereunder or under any other Loan Document.

Section 11.10 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 11.11 Waivers. NO COURSE OF DEALING ON THE PART OF LENDER, ITS OFFICERS, EMPLOYEES, CONSULTANTS OR AGENTS, NOR ANY FAILURE OR DELAY BY LENDER WITH RESPECT TO EXERCISING ANY RIGHT, POWER OR PRIVILEGE OF LENDER UNDER ANY OF THE LOAN DOCUMENTS, SHALL OPERATE AS A WAIVER THEREOF. WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT LENDER SHALL HAVE THE RIGHT TO EXERCISE ANY OF ITS RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AT ANY TIME THAT AN EVENT OF DEFAULT HAS OCCURRED, WHETHER THE SAME SHALL BE MONETARY OR NON-MONETARY IN NATURE. IF LENDER ACCEPTS ANY PAYMENT(S) UNDER THE LOAN DOCUMENTS WITH KNOWLEDGE OF ANY EVENT OF DEFAULT, THEN SUCH ACCEPTANCE OF PAYMENT(S) SHALL NOT BE DEEMED A WAIVER OF SUCH EVENT OF DEFAULT. LENDER MAY ACCEPT ANY PAYMENT(S) AND THEREAFTER ENFORCE ITS RIGHTS AND REMEDIES ON ACCOUNT OF ANY EVENT OF DEFAULT THAT OCCURRED BEFORE OR AT THE TIME OF SUCH PAYMENT(S).

Section 11.12 Cumulative Rights. Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.13 Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.14 Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to” and “including, without limitation,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”

Section 11.15 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.16 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.17 Lender’s Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 11.18 Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the Liens evidencing or securing the Loan, and shall survive the Transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 11.19 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, BORROWER, ON THE ONE HAND, AND LENDER, ON THE OTHER HAND, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

Section 11.20 Waiver of Punitive or Consequential Damages. NEITHER LENDER NOR BORROWER SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY BREACH OR OTHER DEFAULT BY ANY PARTY HERETO.

Section 11.21 Governing Law/Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW). BORROWER AND LENDER HEREBY IRREVOCABLY (I) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, (II) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (III) WAIVE ANY CLAIM THAT SUCH PROCEEDINGS OR ACTIONS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH ACTION OR PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. LENDER AND BORROWER HEREBY AGREE AND CONSENT THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO LENDER OR BORROWER, AS APPLICABLE, AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 11.1, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Section 11.22 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender, on the one hand, and Borrower and Borrower Parties on the other hand, and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 11.23 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document; provided, however, in making proof of this Agreement, it shall be unnecessary to produce or account for more than one counterpart to which signatures (acknowledged as applicable) from other counterparts may be attached. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or electronic image (including, without limitation, “pdf,” “tif” or “jpg” format) will be effective as a delivery of an original of a manually executed counterpart of this Agreement or such other Loan Document with the same force and effect as if such facsimile or electronic image signature page was an original thereof. Each party intends to be bound by any such facsimile and electronic image signatures, is aware that the other party will rely on such signatures, and shall not raise, and waives, any defense to, the validity, binding nature of, or enforceability of this Agreement or such other Loan Document based on the form of signature. An original executed counterpart shall be delivered by, or on behalf of, Borrower and Guarantor to Lender following delivery of the facsimile or electronic image, but the failure to deliver such original executed counterpart shall not affect the validity, binding nature, or enforceability of this Agreement or such other Loan Document. BORROWER AND LENDER AGREE THAT ELECTRONIC SIGNATURES OF THE PARTIES, WHETHER DIGITAL OR ENCRYPTED, IF AND AS INCLUDED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE INTENDED TO AUTHENTICATE THIS WRITING AND TO HAVE THE SAME FORCE AND EFFECT AS MANUAL SIGNATURES. “ELECTRONIC SIGNATURE” MEANS ANY ELECTRONIC SOUND, SYMBOL OR PROCESS ATTACHED TO OR LOGICALLY ASSOCIATED WITH A RECORD AND EXECUTED AND ADOPTED BY A PARTY WITH THE INTENT TO SIGN SUCH RECORD, INCLUDING FACSIMILE OR E MAIL ELECTRONIC SIGNATURES.

Section 11.24 Waiver of Set-Off. Borrower hereby irrevocably waives the right to assert any counterclaim (except mandatory counterclaims) in any action or proceeding brought against it by Lender or its respective agents or otherwise to offset any obligation to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.25 Construction. In this Agreement, unless a contrary intention appears, (1) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, reenactment or replacement; (2) assets includes present and future properties, revenues and rights of every description; (3) an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, or registration; (3) disposal means a Transfer, whether voluntary or involuntary, and dispose will be construed accordingly; (4) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money; (5) a currency is a reference to the lawful currency for the time being of the relevant country; (6) a Legal Requirement is a reference to that provision as extended, applied, amended or reenacted and includes any subordinate legislation; and (7) a time of day is a reference to New York, New York time. Further, unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that: if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not); if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate. Unless the contrary intention appears: a reference to a party will not include that party if it has ceased to be a party under this Agreement; a word or expression used in any other Loan Document or in any notice given in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement; and any obligation of Borrower or any Guarantor under the Loan Documents which is not a payment obligation remains in force for so long as any payment obligation of Borrower or any Guarantor may be or is capable of becoming outstanding under the Loan Documents.

Section 11.26 Use of Websites. Except as provided below, Borrower may deliver any information under this Agreement to Lender by posting it on to an electronic website if (a) Lender agrees in writing; (b) Borrower and Lender designate an electronic website for this purpose; (c) Borrower notifies Lender of the address of and password for the website; and (d) the information posted is in a format agreed between Borrower and Lender. Notwithstanding the above, Borrower must supply to Lender in paper form a copy of any information posted on the website within ten (10) Business Days of request by Lender. Borrower shall promptly upon becoming aware of its occurrence, notify Lender if the website cannot be accessed; the website or any information on the website is infected by any electronic virus or similar software; the password for the website is changed; or any information to be supplied under this Agreement is posted on the website or amended after being posted. If the circumstances in the immediately preceding sentence occur, Borrower shall supply any information required under this Agreement in paper form until Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

Section 11.27 Language. Any notice or other writing given in connection with a Loan Document must be in English.

Section 11.28 Joint and Several Obligations. If Borrower consists of more than one Person, the obligations and liabilities of each such Person shall be joint and several.

Section 11.29 Electronic Imaging. Lender may create electronic images of this Agreement and the other Loan Documents and destroy paper originals of any such imaged documents, each without the consent of Borrower or Guarantor. Provided that such images are maintained by or on behalf of Lender as part of its normal business processes, such images have the same legal force and effect as the paper originals and are enforceable against each of Borrower and Guarantor. Further, Lender may convert this Agreement or any other Loan Document into an “Electronic record” within the meaning of the ESRA and the image of such instrument in Lender’s possession shall be deemed the unique, identifiable and unalterable version of such record. As used herein “ESRA” shall mean the Electronic Signatures and Records Act, N.Y. Comp. Codes R. & Regs. Tit 9 Part 540, as amended from time to time.

ARTICLE 12

LIMITATIONS ON LIABILITY

Section 12.1 Limitation on Liability. Borrower shall be personally liable for amounts due under the Loan Documents.

Section 12.2 Limitation on Liability of Lender and its Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of Lender’s, Lender’s affiliates or their respective shareholders, directors, officers, employees attorneys, agents, advisors, participants, successors and assigns regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 12.3 Claims Against Lender.

(a) Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within one hundred eighty (180) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Lender fails to remedy or cure the default, if any there be, with reasonable promptness thereafter.

(b) If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Lender has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, then Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of the Loan Documents, the obligation to grant such consent or give such approval; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other default by Lender, where it is also determined that Lender acted in bad faith, or Lender’s default constituted gross negligence or willful misconduct, the payment of any actual direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

(c) In no event, however, Lender shall not be liable to Borrower or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Lender of its obligations under this Loan Agreement or under any of the other Loan Documents. In no event shall Lender be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within the time period specified above.

(d) Borrower agrees that so long as any of the Obligations remains outstanding, Borrower shall not assert, and Borrower hereby waives, any right of offset, claim, counterclaim or defense against Lender or any of the Obligations, which right of offset, claim, counterclaim or defense arises out of obligations, liabilities or circumstances unrelated to the Obligations, the Loan or the Project (such offsets, claims, counterclaims or defenses being, collectively, “Unrelated Claims”). Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all Unrelated Claims, and no Unrelated Claim shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon any of the Loan Documents, and any such right to interpose or assert any such Unrelated Claim in any such action or proceeding is hereby expressly waived by the Borrower for the benefit of such assignee.

ARTICLE 13

SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-BRIBERY PROVISIONS

Section 13.1 Sanctions. Borrower represents and warrants to Lender that:

(a) No Loan Party, nor its Affiliates, employees, beneficial owners or control person, agents, affiliates or subsidiaries is a Sanctioned Party, the subject of Sanctions or in violation of Sanctions;

(b) Each Loan Party has policies and procedures reasonably designed to comply with Sanctions; and

(c) None of the funds or other assets of Borrower or, to Borrower’s knowledge, of any Affiliate or subsidiary of Borrower constitute property or assets of, or are beneficially owned or controlled, directly or indirectly, by, any Sanctioned Party, or any party who is the subject of Sanctions or located in or resident of a Sanctioned Country.

Section 13.2 Anti-Money Laundering Laws and Anti-Bribery Laws. Borrower represents and warrants to Lender that:

(a) Each Loan Party is in compliance with Anti-Money Laundering Laws and has policies and procedures reasonably designed to comply with Anti-Money Laundering Laws.

(b) Each Loan Party is in compliance with Anti-Bribery Laws and has policies and procedures reasonably designed to comply with Anti-Bribery Laws. Each Loan Party represents and warrants that, in connection with this transaction, it will not offer, promise to pay, authorize the payment or giving of, or receipt of, anything of value to, for or from any Public Official, or any other party, in violation of Anti-Bribery Laws.

Section 13.3 Use of Proceeds.

(a) No part of the proceeds of the Loan will be used, either directly or indirectly, to fund any operations in, finance any investments or activities in, or make any payments to or for, either directly or indirectly, (i) any Sanctioned Party or in violation of Sanctions, (ii) in violation of Anti-Money Laundering Laws, or (iii) in violation of Anti-Bribery Laws.

(b) No part of the proceeds of the Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any party, either directly or directly, in violation of the Anti-Bribery Laws.

Section 13.4 Certain Transfers.

(a) Anything to the contrary contained in this Agreement or the other Loan Documents notwithstanding, in no event shall a Transfer (i) to a Sanctioned Party occur if the result of a Sanctioned Party holding any direct or indirect interest in Borrower (at any level) is that Lender Exposure could occur, or (ii) be made or suffered to occur if, as a result of such Transfer, there could result a violation of (A) the U.S. Federal Lender Secrecy Act, as amended, modified, replaced and/or supplemented from time to time, and its implementing rules and/or regulations (31 CFR part 103), including, without limitation, with respect to those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons list, (B) the Patriot Act, (C) any order issued with respect to anti-money laundering by OFAC, (D) the Executive Order or (E) any other Legal Requirements which, or the subject matter of which, relates to matters similar to those matters which are addressed by the Legal Requirements referred to in clauses (A) through (D) above if, with respect to clauses (A), (B), (C), (D) or (E), Lender Exposure could occur.

(b) If requested by Lender in connection with any Transfer, Borrower shall certify to Lender that, as a result of such Transfer, there will be no violation of this Article 13.

ARTICLE 14

CONDOMINIUM REGIME

Section 14.1 Condominium Representations.

(a) Condominium Declaration. Borrower hereby represents and warrants to Lender that (i) Cedar-Trexler, LLC, a Delaware limited liability company is the sole owner of all of the Units (as defined in the Condominium Declaration), Common Elements (as defined in the Condominium Declaration), Limited Common Elements (as defined in the Condominium Declaration) and other real property subject to the Condominium Declaration, (ii) Borrower is the sole Declarant (as defined in the Condominium Declaration) under the Condominium Declaration, (iii)  the Association (as defined in the Condominium Declaration) has never been formed and there is no condominium association or other homeowner’s association in existence as of the date hereof, (iv)   as of the date hereof, Borrower, as the holder of the Declarant rights, is not aware of any violation of the covenants, conditions, restrictions, rules and regulations set forth in the Condominium Declaration, and (v) the assessment regime set forth in the Condominium Declaration has not been established or imposed and, as of the date hereof, there are no assessments due and owing under the Condominium Declaration.

Section 14.2 Condominium Covenants. Notwithstanding anything to the contrary herein:

(a) Borrower will not in any respect modify, amend, restate, waive, release or otherwise alter any provision of, or terminate or cancel, the Condominium Documents without the prior written approval of Lender.

(b) Borrower will not change or alter the presently anticipated use of the Project from retail space, nor market and sell the Condominium Units, or any portion thereof, without the prior written consent of Lender.

(c) Borrower shall not, without Lender’s prior written consent (and Borrower hereby assigns to Lender any right it may have) to (i) take any action to activate or establish the condominium regime, form or establish the Association; or (ii) assign (other than to Lender) or encumber (other than in favor of Lender as security for the Debt) any of its rights under the Condominium Declaration or related documents.

(d) Borrower shall not, without Lender’s prior written consent, exercise any right it may have to vote (i) for any additions or improvements to the common elements of the condominium regime; (ii) for any borrowing on behalf of the condominium regime; or (iii) in connection with the repair or restoration of the Improvements or the expenditure of any insurance proceeds or condemnation awards for any such repair or restoration other than in accordance with the terms of this Agreement.

(e) Borrower shall not, except with the prior written consent of Lender (i) institute any action or proceeding for partition of the Project; or (ii) vote for or consent to any modification of, amendment to or relaxation in the enforcement of any provision of the Condominium Declaration which affects, alters or impairs the lien of the applicable Mortgage or the security therefor, or which materially increases the obligations or diminishes the rights of Lender.

(f) In each and every case in which, under the provisions of the Condominium Declaration, the consent or the vote of the Unit Owners (as defined in the Condominium Declaration) is required, Borrower shall not vote or give such consent so as to impair the lien of the applicable Mortgage or the security therefor without, in each and every case, the prior written consent of Lender.

(g) In the event any assessments become due and payable under the Condominium Declaration, Borrower shall promptly pay, as the same become due and payable, all such assessments as required by the Condominium Declaration and the Rules and Regulations (as defined in the Condominium Declaration) or any resolutions adopted pursuant thereto, and shall promptly upon demand provide to Lender receipts for all such payments. In the event that Borrower fails to make such payments as the same become due and payable, Lender may from time to time at its option, but without any obligation to do so and without notice to or demand upon Borrower, make such payments, and the same shall be added to the Debt, and shall bear interest until repaid at the Default Rate; provided, however, that the failure of the Borrower to make any such payment (which is not cured within any applicable notice and cure period under the Condominium Declaration) or to exhibit such receipts within five (5) Business Days of Lender’s demand shall, at the election of Lender constitute an Event of Default.

(h) In the event of the failure of Borrower to perform any of its obligations relating to the Project under the Condominium Declaration within a period of ten (10) days (unless the Condominium Declaration requires sooner performance) after notice thereof, or in the case of any such default which cannot with due diligence be cured or remedied within such period, if Borrower fails to proceed promptly after such notice to cure or remedy the same with due diligence, then in any such case, Lender may from time to time at its option, but without any obligation to do so, cure or remedy any such default of Borrower (Borrower hereby authorizing Lender to enter upon the Project as may be necessary for such purposes), and all sums expended by Lender for such purposes, including reasonable counsel fees, shall be added to the Debt; provided, however, that the failure of Borrower to keep or perform any such obligations within the applicable period after notice, or, in the case in which such cannot be kept or performed within the applicable period, provided Borrower has commenced to cure such default and is diligently pursuing same to completion, such additional time as is needed to so complete, shall, at the election of Lender, constitute an Event of Default.

[signature pages follow]

EXECUTED as of the date first written above.

BORROWER:

CEDAR BRICKYARD, LLC, a Delaware limited liability company

CEDAR BRICKYARD II, LLC, a Delaware limited liability company

CEDAR-FAIRVIEW COMMONS, LLC, a Delaware limited liability company

CEDAR-GOLD STAR PLAZA, LLC, a Delaware limited liability company

CEDAR GOLDEN TRIANGLE, LLC, a Delaware limited liability company

CEDAR HAMBURG, LLC, a Delaware limited liability company

PINE GROVE PLAZA ASSOCIATES, LLC, a Delaware limited liability company

CEDAR SOUTHINGTON PLAZA, LLC, a Delaware limited liability company

CEDAR-TREXLER, LLC, a Delaware limited liability company

WASHINGTON CENTER L.L.C. 1, a Delaware limited liability company

GREENTREE ROAD L.L.C. 1, a Delaware limited liability company

CEDAR-PC PLAZA, LLC, a Delaware limited liability company

CEDAR-PC ANNEX, LLC, a Delaware limited liability company

By:	/s/ M. Andrew Franklin
Name:	M. Andrew Franklin
Title:	Authorized Signatory

LENDER:

GUGGENHEIM REAL ESTATE, LLC,
a Delaware limited liability company

By:	/s/ Jennifer A. Marler
Jennifer A. Marler, Attorney-In-Fact